Registration No. 333-137493

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

AMENDMENT NO. 2

TO

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MEDISTEM LABORATORIES, INC.

(Name of small business issuer in its charter)

Nevada	5812	86-1047317
State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization	Classification Code Number)	Identification No.)

2027 East Cedar Street, Suite 102, Tempe, Arizona 85281
(954) 727-3662
(Address and telephone number of principal executive offices)

2027 East Cedar Street, Suite 102, Tempe, Arizona 85281
(Name of principal place of business or intended principal place of business)

Neil H. Riordan
Medistem Laboratories, Inc.
2027 East Cedar Street, Suite 102
Tempe, Arizona 85281
(954) 727-3662
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Gregory R. Hall, Esq.
Squire, Sanders & Dempsey L.L.P.
Two Renaissance Square
40 North Central Avenue, Suite 2700
Phoenix, Arizona 85004-4498
(602) 528-4000

Approximate Date of Proposed Sale to Public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock (3)	52,642,813	$0.145	$ 7,633,207.95	$816.75

(1)           In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares of common stock that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)           Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices reported on the OTC Bulletin Board on November 17, 2006.

(3)           Represents 2,957,091 shares of common stock being registered for resale that were issued in private placement transactions, 10,285,716 shares of common stock being registered for resale that may be acquired upon the conversion of Series A Convertible Preferred Stock, 10,285,716 shares of common stock that may be acquired upon the exercise of Class A Common Stock Purchase Warrants, 10,285,716 shares of common stock that may be acquired upon the exercise of Class B Common Stock Purchase Warrants, 3,400,000 shares of common stock that may be acquired upon the exercise of other outstanding warrants, and 15,428,574 shares being registered for resale that may be acquired upon the exercise of Unit Purchase Warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion, Dated November 22, 2006

Prospectus

Medistem Laboratories, Inc.

52,642,813 Shares of Common Stock

This prospectus relates to the resale of up to 52,642,813 shares of our common stock being offered by the selling stockholders identified in this prospectus. This amount represents shares of our common stock issued in private offerings and common stock issuable upon conversion of Series A Convertible Preferred Stock and upon the exercise of Class A Common Stock purchase warrants and Class B Common Stock purchase warrants, all previously issued to the selling stockholders in private offerings.

Our common stock is quoted on the OTC Bulletin Board maintained by the National Association of Securities Dealers, Inc. under the symbol “MDSM.OB.” The closing sales price for our common stock on November 17, 2006 was $0.15 per share, as reported on the OTC Bulletin Board. You are urged to obtain current market quotations of our common stock before purchasing any of the shares of common stock being offered for sale pursuant to this prospectus.

The selling stockholders will sell the common stock from time to time at a price per share determined by the prevailing market price or in negotiated transactions. The price you pay for shares of common stock sold by the selling stockholders named in this prospectus will be determined at the time of such sale, as set forth under the heading “Plan of Distribution.”

The selling stockholders will receive all of the amounts received upon any sale by them of the common stock, less any brokerage commissions or other expenses incurred by them. We will not receive any proceeds from the sale of the common stock by the selling stockholders. We will receive up to an aggregate of $15,507,145 if all outstanding unit warrants and common stock warrants are exercised.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November [ ], 2006.

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SUMMARY

This summary highlights information contained in other parts of this prospectus. Because this is a summary, it may not contain all of the information you should consider before investing in our common stock. You should carefully read this entire prospectus, including the factors described under Risk Factors at page 3of this prospectus.

Summary

Medistem Laboratories, Inc. is a development stage company focused on the clinical application of adult stem cells as well as the administration of adult stem cells on a fee-for-services basis. We use our newly acquired intellectual property in the application of non-controversial adult stem cells in certain medical treatments. We use adult stem cells derived from muscle, bone marrow or fat of the patient being treated and adult stem cells generated from full term, healthy placentas and umbilical cords, all of which are deemed to be non-controversial sources of stem cells. The operations of Medistem’s licensee, Institute For Cellular Medicine (“ICM”), are consolidated with Medistem’s operations for accounting purposes. References in this registration statement to “Medistem,” “we,” or the “Company” shall mean Medistem Laboratories, Inc. and ICM.

We were organized on December 5, 2001 under the laws of the State of Nevada, as SGC Holdings, Inc. On October 12, 2005, we entered into a Contribution Agreement with Mr. Neil Riordan, whereby Mr. Riordan transferred all of his rights, title and interest to certain intellectual property in exchange for 100,223,602 shares of our common stock. This exchange resulted in a change of control of SGC Holdings, Inc. On November 4, 2005, we changed our name from SGC Holdings, Inc. to Medistem Laboratories, Inc. In connection with this transaction, Mr. Riordan assumed the role of Chairman and Chief Executive Officer of Medistem.

Products and Services

Our business is limited to the use of adult stem cells, which are derived from the umbilical cord and placenta and from muscle tissue, fat tissue or bone marrow, as harvested from either an adult or a child. Stem cells derived from the umbilical cord and placenta are sometimes referred to as umbilical cord stem cells.

Some medical experts view adult stem cell research as the new frontier in medicine, a breakthrough that could save millions of lives. The potential for adult stem cells to replace or restore tissue is growing with each new report from laboratories around the world.

Growth Strategy

Our growth strategy is concentrated on licensing our technology, intellectual property, and know-how to offshore entities. Any further intellectual property or technology generated by the offshore entities will be our sole property and we will then license or sell the intellectual property. Future growth strategies that could be employed by licensees include providing cultured adult stem cells for basic and pharmaceutical researcher purposes.

Market Opportunity

We believe the future market for stem cell research and treatment to be quite large. A report by Research and Markets predicts that the international cell therapy market will be worth $56.2 billion in 2010 and $96.3 billion in 2015. According to this report, the largest expansion will be in diseases of the central nervous system and cancer.

Financing Transactions

From October 2005 to February 2006, we received gross proceeds of $1,032,500 from the issuance of an aggregate of 4,130,000 shares of our common stock at $0.25 per share. The shares were offered and sold to investors in reliance upon exemptions from the registration requirements of the Securities Act pursuant to Section 4(2) and Rule 506 thereunder. Each of the investors qualified as an accredited investor as defined by Rule 501 under the Securities Act.

From March 2006 to May 2006, we received gross proceeds of $464,500 from the issuance of an aggregate of 1,327,091 shares of our common stock at $0.35 per share. The shares were offered and sold to investors in reliance upon exemptions from the registration requirements of the Securities Act pursuant to Section 4(2) and Rule 506 thereunder. Each of the investors qualified as an accredited investor as defined by Rule 501 under the Securities Act.

Effective March 1, 2006, we raised cash through the private placement of equity securities. We received gross proceeds totaling $1,500,000 in exchange for issuance of:

•	4,285,715 shares of Series A Convertible Preferred Stock with a stated value of $0.35;
•	4,285,715 Class A Common Stock Purchase Warrants exercisable for a period of five years from the date of the transaction at an exercise price of $0.50; and
•	4,285,715 Class B Common Stock Purchase Warrants exercisable for a period of five years from the date of the transaction at an exercise price of $0.75.
•

4,285,715 Unit Purchase Warrants (entitling the holder thereof to purchase for $0.35 one Unit comprised of one Series A Convertible Preferred Stock, one Class A Common Stock Purchase Warrant and one Class B Common Stock Purchase Warrant).

Effective April 1, 2006, we received an additional $300,000 in gross proceeds from the private placement of the following equity securities:

•	857,143 shares of Series A Convertible Preferred Stock with a stated value of $0.35;
•	857,143 Class A Common Stock Purchase Warrants exercisable for a period of five (5) years from the date of the transaction at an exercise price of $0.50;
•	857,143 Class B Common Stock Purchase Warrants exercisable for a period of five (5) years from the date of the transaction at an exercise price of $0.75; and
•

857,143 Unit Purchase Warrants (entitling the holder thereof to purchase for $0.35 one Unit comprised of one Series A Convertible Preferred Stock, one Class A Common Stock Purchase Warrant, and one Class B Common Stock Purchase Warrant).

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The shares and warrants were offered and sold to investors in reliance upon exemptions from the registration requirements of the Securities Act pursuant to Section 4(2) and Rule 506 thereunder. Each of the investors qualified as an accredited investor as defined by Rule 501 under the Securities Act.

Pursuant to this prospectus, we are registering the common stock underlying the securities sold in the above listed transaction for resale by the selling stockholders identified on page 13. These shares may be offered by the selling stockholders through public or private transactions, at prevailing market prices or at privately negotiated prices. See “Plan of Distribution” on page 15. We will not receive any portion of the proceeds from the resale of these shares of common stock, however, we will receive proceeds from the exercise of the warrants when and if the warrants are exercised.

Additional Information

Our headquarters are located at 2027 East Cedar Street, Suite 102, Tempe, Arizona 85281 and our primary telephone number is (954) 727-3662.

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RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of our common stock would decline and you may lose all or part of your investment.

Risks Relating to our Finances

We have a history of losses and expect our losses to increase during the next few years as we enter into license agreements with entities in foreign countries, such as the agreement we entered into in Costa Rica, to commence operation of clinics.

As of September 30, 2006, we had an accumulated deficit of $5,949,947. We are a development stage company. Accordingly, we expect to incur significant and increasing losses until we achieve wide-scale commercial acceptance of our clinical applications and use of our patent pending intellectual property. We have a limited relevant operating history which makes it difficult for you to evaluate our historical operating results and our future business prospects.

Our business is at an early stage of development.

Our business is at an early stage of development, in that we have only recently commenced the clinical application of adult stem cells and the administration of adult stem cells on a fee-for-service basis. Our ability to generate revenue and profitably operate is dependent on our ability to:

•	succeed in our research and development efforts;
•	select therapeutic compounds or cell therapies for development and administration;
•	obtain required regulatory approvals; and
•	collaborate successfully with clinics like our affiliated Costa Rican facility and employ qualified personnel to operate such clinics.

We also expect to experience negative cash flow for the foreseeable future as we fund our operating losses and capital expenditures. This will result in decreases in our working capital, total assets and stockholders’ equity, which may not be offset by future financings. We will need to generate significant revenues to achieve profitability. We may not be able to generate these revenues, and we may never achieve profitability. Our failure to achieve profitability could negatively impact the market price of our common stock. Even if we do become profitable, we cannot assure you that we would be able to sustain or increase profitability on a quarterly or annual basis.

We may need additional capital to conduct our operations and our ability to obtain the necessary funding is uncertain.

We will require substantial capital resources in order to conduct our operations and develop our products, and we cannot assure you that our existing capital resources and proceeds from our recent financing transaction, this sale of preferred stocks and warrants and the future exercise of warrants, if any, will be sufficient to fund our planned operations. The timing and degree of any future capital requirements will depend on many factors, including:

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•	the accuracy of the assumptions underlying our estimates for our capital needs in 2006 and beyond:
•	the magnitude and scope of our research and development programs;
•	the progress we make in our research and development programs;
•	our ability to establish, enforce and maintain strategic arrangements for research, development, clinical testing manufacturing and marketing;
•	the time and costs involved in obtaining regulatory approvals; and
•	the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims.

We do not have any committed sources of capital. Additional financing through strategic collaborations, public or private equity financings or other financing sources may not be available on acceptable terms, or at all. The receptivity of the public and private equity or debt markets to proposed financings is substantially affected by the general economic, market and political climate and by other factors which are unpredictable and over which we have no control. Additional equity and/or convertible debt financings, if we obtain them, could result in significant dilution to stockholders. Further, in the event that additional funds are obtained through arrangements with collaborative partners, these arrangements may require us to relinquish rights to some of our technologies, stem cell therapies or proposed products that we would otherwise seek to develop and commercialize ourselves. If sufficient capital is not available, we may be required to delay, reduce the scope of or eliminate one or more of our programs, any of which could have a material adverse effect on our business.

Risks Relating to our Business

We do not have experience in the successful commercialization of therapeutic compounds or stem cell therapies.

We do not currently have marketing capabilities, other than via our affiliate ICM, for any therapeutic compounds or stem cell therapies that we have developed or intend to develop. Developing an internal marketing organization would be an expensive and time-consuming process. We may enter into agreements with third parties that would be responsible for marketing. However, these third parties may not be capable of successfully marketing our services. As a result, our marketing ability is limited by the effectiveness of our licensee.

Restrictions on the use of stem cells, political commentary and the ethical, legal and social implications of research involving stem cells could prevent us from developing or gaining acceptance for commercially viable products based upon such stem cells and adversely affect the market price of our common stock.

The use of human embryonic stem cells has given rise to ethical, legal and social issues regarding the appropriate use of these cells. While our business does not relate to this controversial area, the use of adult stem cells may become the subject of adverse commentary or publicity, which could significantly harm the market price for our common stock.

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Much of the information and know-how that is critical to our business is not patentable and we may not be able to prevent others from obtaining this information and establishing competitive enterprises.

We sometimes rely on trade secrets to protect our proprietary technology, especially in circumstances in which we believe patent protection is not appropriate or available. We attempt to protect our proprietary technology in part by confidentiality agreements with our employees, consultants, collaborators and contractors. We cannot assure you that these agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets will not otherwise become known or be independently discovered by competitors, any of which would harm our business significantly.

Initially, we are dependent on our licensees in foreign countries to help us develop and test our stem cell therapies, and our ability to develop and commercialize potential stem cell therapies may be impaired or delayed if our licensees are unsuccessful.

Our strategy for the development, clinical testing and commercialization of our stem cell therapies requires that we enter into license arrangements with entities in countries that permit our research and development activities. We are dependent upon the subsequent success of these other parties in performing their respective responsibilities and the continued cooperation of them. Although ICM is controlled by our Chairman, CEO and President, no assurance can be given that the individuals operating that clinic will cooperate with us or perform their obligations under our agreements with them. We cannot control the amount and timing of the resources that will be devoted by ICM to activities related to our license agreement with ICM.

Under agreements with our licensees and other collaborators and joint venture partners, we may rely significantly on these parties to, among other activities:

•	conduct research and development activities in conjunction with us:
•	design and conduct advanced clinical trials in the event that we reach clinical trials;
•	fund research and development activities with us;
•	manage and license certain patent rights;
•	pay us fees upon the achievement of milestones; and
•	market with us any commercial products that result from our collaborations or joint ventures.

The development and commercialization of potential products will be delayed if these licensees, collaborators or joint venture partners fail to conduct these activities in a timely manner or at all. If we do not achieve milestones set forth in the agreements, or if our licensees, collaborators, or joint venture partners breach or terminate their agreements with us, our business may be materially harmed.

Some of our competitors may develop technologies that are superior to or more cost-effective than ours, which may impact the commercial viability of our technologies and which may significantly damage our ability to sustain operations.

The pharmaceutical and biotechnology industries are intensely competitive. Other pharmaceutical and biotechnology companies and research organizations currently engage in or have in the past engaged in efforts related to the biological mechanisms that are the focus of our programs in oncology and stem

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cell therapies. In addition, other products and therapies that could compete directly with the stem cell therapies that we are seeking to develop and market currently exist or are being developed by pharmaceutical and biopharmaceutical companies and by academic and other research organizations.

We may not be able to obtain or maintain sufficient insurance on commercially reasonable terms or with adequate coverage against potential liabilities in order to protect ourselves against product liability claims.

Our business exposes us to potential product liability risks that are inherent in the testing, manufacturing and marketing of human therapeutic and diagnostic products. We may become subject to product liability claims if the use of our potential products is alleged to have injured subjects or patients. This risk exists for stem cell therapies tested in human clinical trials as well as potential products that are sold commercially. We currently have no clinical trial liability insurance and we may not be able to obtain this type of insurance for any of our clinical trials. In addition, product liability insurance is becoming increasingly expensive. As a result, we may not be able to obtain or maintain product liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities that could have a material adverse effect on our business.

To be successful, our stem cell therapies must be accepted by the health care community, which can be very slow to adopt or unreceptive to new technologies and products.

Our stem cell therapies may not achieve market acceptance since hospitals, physicians, patients or the medical community in general may decide not to accept and utilize these products. The therapies that we are attempting to develop represent substantial departures from established treatment methods and will compete with a number of more conventional drugs and therapies manufactured and marketed by major pharmaceutical companies. The degree of market acceptance of any of our developed potential therapies will depend on a number of factors, including:

•	our establishment and demonstration to the medical community of the clinical efficacy and safety of our therapies;
•	our ability to create therapies that are superior to alternatives currently on the market;
•	our ability to establish in the medical community the potential advantage of our treatments over alternative treatment methods; and
•	reimbursement policies of government and third-party payers.

If the health care community does not accept our therapies for any of the foregoing reasons, or for any other reason, our business would be materially harmed.

We may not be able to compete successfully because of the number and strength of our competitors and expected numerous market entrants and product introductions.

We compete with all companies in the biotechnology industry. Most of these competitors benefit from greater name recognition and have substantially greater financial, personal, technical and marketing resources than we have. These companies, as well as other large, well-known biotech companies, are continuously developing new technologies or enhancing existing technologies or methods.

There is significant competition in our industry for highly skilled employees and our failure to attract and retain technical personnel would adversely affect our business.

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We may not be able to successfully attract or retain highly skilled employees. Our inability to hire or retain highly qualified individuals may impede our ability to develop and commercially introduce our products which may adversely affect our business. Even if we are able to hire these individuals, we may be unable to retain them. Furthermore, there is increasing pressure to provide technical employees with stock options and other equity interests, which may dilute earnings per share.

We may be unable to retain our key people.

Our future success depends, in significant part, upon the continuing service and performance of our senior management and other key personnel. In particular, our future depends on the continued services of Neil H. Riordan Ph.D., our Chairman, President, and Chief Executive Officer, and Dr. Roger Nocera, our Executive Vice President and Chief Medical Officer. Although we have an employment agreement with Dr. Nocera, there is a risk that these individuals will not remain in our employ. If we lose the services of any of these individuals, our ability to effectively develop and manage our business effectively could be impaired. We do not have key-person life insurance on any of our key personnel.

Unauthorized use of our intellectual property by third parties may damage our competitive position.

We regard our trade secrets, proprietary information and other intellectual property as critical to our success. The unauthorized use of our intellectual property by third parties might damage our competitive position.

We also generally enter into confidentiality agreements with our employees and consultants and limit access to and distribution of our proprietary information. These steps may not be enough to deter misappropriation of our proprietary information. To the extent that proprietary information is misappropriated from us, our business could be seriously harmed.

Defending against intellectual property infringement claims could be expensive and, if unsuccessful, could harm the business.

We cannot be certain that the services and products we deliver do not or will not infringe valid patents, copyrights, trademarks or other intellectual property rights held by third parties. We may incur substantial expenses in defending against infringement claims, regardless of their merit. If any claims are successfully asserted against us, we may be required to modify our technology or seek a license to use the infringing technology. We may not be able to do so on commercially reasonable terms, or at all. Such claims could seriously harm our business. Successful infringement claims against us may also result in substantial monetary liability. Any of the foregoing could seriously harm our business.

Failure to manage growth may adversely affect business.

We plan to greatly expand our product development efforts and increase our licensed locations and the number of professionals and key executives we employ. We cannot be sure that we will be able to grow or manage such growth. This expansion of operations will result in new and increased responsibilities for management, and will place a significant strain on our operating and financial systems. To accommodate the increased number of employees, locations and the increased size of operations, we will need to recruit and retain the appropriate personnel to manage operations. We will also need to improve our operations, financial and management processes and systems. If we fail to successfully implement and integrate these systems, or if it is unable to expand these systems to accommodate our growth, we may have inadequate, inaccurate or non-timely financial and operational information, which could seriously harm our business.

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Risks Related to our Common Stock

Our Chairman, Chief Executive Officer and President controls a significant portion of our stock, and his interests may differ from those of other stockholders.

As of September 30, 2006, Mr. Riordan, our Chairman, Chief Executive Officer and President, owned approximately 76.7% of our outstanding voting stock. Accordingly, he controls or has significant input as to the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, acquisitions, consolidations and sales of all or substantially all of its assets, as well as the power to prevent or cause a change in control. The interests of Mr. Riordan may differ from an investor’s interests. Moreover, this consolidation of voting power could also have the effect of delaying, deterring or preventing a change of control that might be beneficial to other investors.

We do not expect to pay dividends on our common stock for the foreseeable future.

We do not expect to pay cash or other dividends on our common stock for the foreseeable future.

There is a limited public market for our shares of common stock.

There is presently a limited public market for our common stock. There is no assurance that an active trading market will develop or be sustained. Accordingly, you may have to hold the shares of common stock indefinitely and may have difficulty selling them if an active trading market does not development.

We have the ability to issue additional series of preferred stock without our common stockholders consent.

We have the ability to issue series of preferred stock which could have rights more favorable than the Common Stock. The Company is authorized to issue up to 200,000,000 shares of preferred stock. Under our articles of incorporation, unissued shares of preferred stock may be issued from time to time in one or more series as may be determined by the board of directors without stockholder approval. Furthermore, the voting powers and preferences, the relative rights of each such series, and the qualifications, limitations and restrictions of the unissued shares of preferred stock may be established by the board of directors without stockholder approval. Any further issuances of preferred stock could adversely affect the rights of the holders of common stock by, among other things, establishing preferential dividends, liquidation rights or voting powers.

The current capitalization could delay, defer, or prevent a change of control.

We are authorized to issue up to 300,000,000 shares of common stock and up to 200,000,000 shares of preferred stock, in one or more series, and to determine the price, rights, preferences and privileges of the shares of each such series without any further vote or action by the stockholders. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, thereby delaying, deferring, or preventing a change of control that might be beneficial to investors.

The limited trading volume of our common stock, historical price volatility, number of shares of common stock registered for resale, and the price at which the selling stockholders may sell shares of common stock pursuant to this prospectus, may cause downward pressure on the price of our common stock and negatively impact an investor’s ability to sell shares of our common stock in the future.

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The price at which the selling stockholders will sell the shares of common stock described in this prospectus may vary from time to time and will be determined at the time of such sale. The negotiated selling price may represent a discount from our trading price. Any level of discount from the current market price, together with any of the following factors, may cause downward pressure on the price of our common stock and negatively impact your ability to sell your shares of common stock when you desire to do so:

•

We are registering for resale an aggregate of 52,642,813 shares of common stock to be sold by the selling stockholders named in this prospectus. The ability to freely trade these shares may create downward pressure on the price of our common stock.

•

The trading price of our common stock has been volatile since it started trading in November of 2005 and may continue to be volatile in the future. During the first nine months of 2006, our stock price has ranged from a high of $0.68 per share and a low of $0.11 per share.

•

The average daily trading volume of our common stock over the three-month period ended September 30, 2006 is approximately 40,900 shares. Any material increase in trading volume resulting from the sale of the shares of common stock that are the subject of this prospectus or otherwise could cause downward pressure on the trading price of our common stock.

The inability to sell your shares of common stock in a rapidly declining market may substantially increase your risk of loss due to potential illiquidity and the possibility that our common stock may suffer greater declines.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements may be found throughout this prospectus, particularly under the headings “Prospectus Summary,” “Risk Factors,” “Plan of Operation,” and “Business,” among others. When used in this prospectus, the words “anticipate,” “should,” “may,” “believe,” “estimate,” “will,” “plan,” “intend” and “expect” and similar expressions identify forward-looking statements. Although we believe that our plans, intensions and expectations reflected in those forward-looking statements are reasonable, we cannot assure you that these plans, intentions or expectations will be achieved. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this prospectus. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in this prospectus, including under the heading “Risk factors.” Our actual results could differ materially from those predicated in these forward-looking statements, and the events anticipated in the forward-looking statements may not actually occur. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus. Other than as required by federal securities law, we are under no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

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USE OF PROCEEDS

The parties identified under “Selling Stockholders” are offering all of the shares of common stock to be sold pursuant to this prospectus. We will not receive any of the proceeds from the offer and sale of the shares of common stock by the selling stockholders. However, of the 52,642,813 shares of common stock covered by this prospectus, 3,400,000 shares are issuable upon the exercise of outstanding common stock purchase warrants at an exercise price of $0.25 per share, 10,285,716 shares are issuable upon the exercise of outstanding common stock purchase warrants at an exercise price of $0.50 per share, and 10,285,716 shares are issuable upon the exercise of outstanding common stock purchase warrants at an exercise price of $0.75 per share. Additionally, 15,428,574 of the shares of common stock covered by this prospectus may be issued only after the exercise of 5,142,858 unit purchase warrants (entitling the holder thereof to purchase for $0.35 one Unit comprised of one Series A Convertible Preferred Stock, one Class A Common Stock Purchase Warrant and one Class B Common Stock Purchase Warrant) followed by the exercise of the underlying common stock warrant or conversion of the underlying preferred stock.

We will receive gross proceeds of $15,507,145 if all outstanding unit warrants and common stock warrants are exercised, but we will not receive any of the proceeds from the subsequent resale, if any, of such shares of common stock by the selling stockholders.

Although we currently have no specific plans, we expect to use substantially all the net proceeds from the exercise of the warrants, if any are exercised, for general corporate purposes, including but not limited to working capital, capital expenditures and repaying or refinancing of our obligations. Pending such uses, the net proceeds to be received by us from the exercise of warrants will be invested in investment-grade, short-term, interest-bearing investments.

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SELLING STOCKHOLDERS

The following table sets forth information as of the date of this prospectus with respect to the selling stockholders and the number of shares of common stock beneficially owned by each selling stockholder that may be offered under this prospectus. The number and percentage of shares of common stock beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares of common stock as to which the selling stockholder has sole or shared voting power or investment power and also any shares of common stock that the selling stockholder has the right to acquire within 60 days. This information is based on information provided by or on behalf of the selling stockholder. The selling stockholders may offer all, some or none of the shares of common stock.

Name/Address of Stockholder	Beneficial Ownership Before This Offering		Number of Shares to be Offered	Beneficial Ownership After This Offering
	Shares	Percent(6)		Shares
Nite Capital LP(1) (100 East Cook Avenue, Suite 201 Libertyville, IL 60048)	5,142,861	3.79%	5,142,861	0	*
Double U Master Fund LP(2) (Harbour House, Second Floor Waterfront Drive, P.O. Box 972 Road Town, Tortola, British Virgin Islands)	5,142,861	3.79%	5,142,861	0	*
Vision Opportunity Master Fund, Ltd.(3) (317 Madison Avenue, Suite 1220 New York, NY 10017)	28,285,713	17.79%	28,285,713	0	*
Crescent International Ltd.(4) (c/o Cantara (Switzerland) SA, 84, av. Louis-Casai, CFH 1216 Cointrin, Geneva, Switzerland)	7,714,287	5.57%	7,714,287	0	*
Trilogy Capital Partners(5) 11726 San Vicente, Suite 235 Los Angeles, CA 90049	3,542,860	2.64%	3,542,860	0	*
Antony Brown PC 12324 N 116th St. Scottsdale, AZ 85259	40,000	0.03%	40,000	0	*
Frank T. Buchanan 2736 S Cupertino Ave. Gilbert, AZ 85297	50,000	0.04%	50,000	0	*

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Name/Address of Stockholder	Beneficial Ownership Before This Offering		Number of Shares to be Offered	Beneficial Ownership After This Offering
	Shares	Percent(6)		Shares	Percent
David Kohlan 30 Manzanita Rd Sedona, AZ 86351	1,084,204	0.83%	890,000	194,204	0.15%
Rob Frederickson 5942 E Caballo Ln Paradise Valley, AZ 85253	100,000	0.08%	100,000	0	*
Eric & Mellynda Hartel 14234 N 14th St. Phoenix, AZ 85022	40,000	0.03%	40,000	0	*
Tim Herbst 2031 W Peoria Phoenix, AZ 85029	500,000	0.38%	500,000	0	*
Chris McGuinn 4714 E Verbena Dr. Phoenix, AZ 85044	360,000	0.28%	360,000	0	*
Doug McGuinn 9031 E Larkspur Dr. Scottsdale, AZ 85260	40,000	0.03%	40,000	0	*
Dale Rittenhouse 8956 E Voltaire Dr Scottsdale, AZ 85260	40,000	0.03%	40,000	0	*
Kaveh Taheri 10995 E. Carnow Scottsdale, AZ 85299	100,000	0.08%	100,000	0	*
James Kerr 2925 N 67th Pl. Scottsdale, AZ 85261	107,100	0.08%	107,100	0	*
Shannon Kerr 2925 N 67th Pl. Scottsdale, AZ 85261	35,700	0.03%	35,700	0	*
Edwin Shockley 3510 E Hampton Ave Unit 15 Mesa, AZ 85204	40,000	0.03%	40,000	0	*
Brandon Trust 1925 Century Park East – Suite 500 Los Angeles, CA 90067	142,860	0.11%	142,860	0	*

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Name/Address of Stockholder	Beneficial Ownership Before This Offering		Number of Shares to be Offered	Beneficial Ownership After This Offering
	Shares	Percent(6)		Shares	Percent

Joe Paoli 6275 Country Road Eden Prarie, MN 55346	128,571	0.10%	128,571	0	*
Reiner Family Trust 29254 N. 20th Way Scottsdale, AZ 85262	200,000	0.15%	200,000	0	*
	TOTAL:		52,642,813

* Represents less than one percent (1%)

(1)

Includes 1,142,858 shares of common stock underlying Series A Convertible Preferred Stock, 1,142,858 shares of common stock underlying Class A Common Stock Purchase Warrants and 1,142,858 shares of common stock underlying Class B Common Stock Purchase Warrants. Also includes an aggregate of 1,714,287 shares of common stock underlying Unit Purchase Warrants issued to such holder.

(2)

Includes 1,142,858 shares of common stock underlying Series A Convertible Preferred Stock, 1,142,858 shares of common stock underlying Class A Common Stock Purchase Warrants and 1,142,858 shares of common stock underlying Class B Common Stock Purchase Warrants. Also includes an aggregate of 1,714,287 shares of common stock underlying Unit Purchase Warrants issued to such holder.

(3)

Includes 6,285,714 shares of common stock underlying Series A Convertible Preferred Stock, 6,285,714 shares of common stock underlying Class A Common Stock Purchase Warrants and 6,285,714 shares of common stock underlying Class B Common Stock Purchase Warrants. Also includes an aggregate of 9,428,571 shares of common stock underlying Unit Purchase Warrants issued to such holder.

(4)

Includes 1,714,286 shares of common stock underlying Series A Convertible Preferred Stock, 1,714,286 shares of common stock underlying Class A Common Stock Purchase Warrants and 1,714,286 shares of common stock underlying Class B Common Stock Purchase Warrants. Also includes an aggregate of 2,571,429 shares of common stock underlying Unit Purchase Warrants issued to such holder.

(5)	Includes 3,400,000 shares of common stock underlying warrants exerciseable at $0.25 per share and 142,860 common shares issued in a private placement transaction.

(6)	The amounts and percentages are based upon 130,680,693 shares of common stock outstanding as of November 17, 2006.

Other than the information set forth under the caption “Certain Relationships and Related Transactions,” the selling stockholders have not held any positions or offices or had material relationships with us or any of our affiliates within the past three years other than as a result of the ownership of our common stock, and no selling stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer. Based on information provided to us by the selling stockholders, none of the selling stockholders had, at the time of the acquisition of the above-referenced securities, any agreement, understanding or arrangement with any other persons, either directly or indirectly, to dispose of such securities.

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PLAN OF DISTRIBUTION

Any or all of the shares of common stock to be sold by the selling stockholders may be sold from time to time by the selling stockholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms than prevailing or at prices related to the then current market price, or in negotiated transactions. There is no assurance that the selling stockholders will sell any or all of the shares of common stock in this offering. The common stock may be sold in one or more of the following types of transactions:

(a)

a block trade in which a selling stockholder will engage a broker-dealer who will then attempt to sell the common stock, or position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;
(c)	an exchange distribution in accordance with the rules of such exchange;
(d)	ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
(e)

any combination of the foregoing, or by any other legally available means. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

The selling stockholders may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the common stock, which the broker-dealer may resell or otherwise transfer pursuant to this prospectus. The selling stockholders may also loan or pledge common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or, upon a default, the broker-dealer may effect sales of the pledged common stock pursuant to this prospectus.

Underwriter Status. Any broker-dealers or agents that are involved in selling the common stock covered by this prospectus, may be considered to be “underwriters” within the meaning of the Securities Act for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act. In addition, any of the shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold in an unregistered transaction under Rule 144 rather than pursuant to this prospectus.

Additionally, under applicable rules and regulations of the Exchange Act, any person engaged in the distribution of the common stock may not simultaneously engage in market-making activities with respect to our common stock for a period of up to five business days prior to the commencement of such distribution. In addition to those restrictions, each selling stockholder will be subject to the Exchange Act and the rules and regulations under the Exchange Act, including, Regulation M and Rule 10b-7, which provisions may limit the timing of the purchases and sales of our securities by the selling stockholders.

The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the common stock against various liabilities, including liabilities arising under the Securities Act.

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Penny Stock Rules. Our common stock is subject to the “penny stock” rules that impose additional sales practice requirements because the price of our common stock is below $5.00 per share. For transactions covered by these rules, broker-dealers must make special suitability determinations for the purchase of our common stock and must have received a purchaser’s written consent to the transaction prior to the purchase. The “penny stock” rules also require the delivery, prior to the transaction, of a risk disclosure document mandated by the Securities and Exchange Commission relating to the penny stock market. Broker-dealers must also disclose:

•	the commission payable to both the broker-dealer and the registered representative,
•	current quotations for the securities, and
•	if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market.

Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

These rules apply to sales by broker-dealers to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse), unless our common stock trades above $5.00 per share. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell our common stock, and may affect the ability to sell our common stock in the secondary market as well as the price at which such sales can be made. Also, some brokerage firms will decide not to effect transactions in “penny stocks” and it is unlikely that any bank or financial institution will accept “penny stock” as collateral.

Expenses of the Distribution. We will bear all of the costs and expenses of registering under the Securities Act the sale of securities offered by this prospectus. Commissions and discounts, if any, attributable to the sales of the common stock will be borne by the selling stockholders.

State Securities Laws. In order to comply with the securities laws of various states, if applicable, sales of the common stock made in those states will only be made through registered or licensed brokers or dealers. In addition, some states do not allow the securities to be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by us and the selling stockholders. We have no obligation to obtain such registrations or qualifications.

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MANAGEMENT

As of November 17, 2006, our executive officers, directors and significant employees are as follows:

Name	Age	Position with Medistem
Neil H. Riordan	48	Chairman, President and Chief Executive Officer
Roger M. Nocera	56	Executive Vice President, Director and Chief Medical Officer
Chris McGuinn	30	Vice President and Chief Operating Officer
Steven M. Rivers	36	Chief Financial Officer
John Peterson	65	Director

Neil H. Riordan, Ph.D. has served as our Chief Executive Officer, CFO and a Director since October 2005. From 1999 to present, Mr. Riordan served as the President and Founder of the Aidan Clinic, an integrative treatment center for cancer patients. From 2003 to present, he has served as the Director of Research at ITL Cancer Clinics. Mr. Riordan’s education includes MUA, Ph.D., University of Nebraska, College of Medicine, M.S. P.A., and Wichita State University, B.S. magna cum laude.

Dr. Roger M. Nocera has served as our Executive Vice President, Chief Medical Officer, and Director since October 2005. Dr. Nocera is the Medical Director and owner of the Nocera Antiaging Clinic in Scottsdale, Arizona. He also founded and remains the Medical Director of MRI and CT at Arcadia Radiology &Open MRI, Ltd. in Phoenix. Nocera received his B.S. with Distinction from the University of Arizona, his M.D. from the University of Massachusetts Medical School and then completed a four-year residency in Diagnostic Radiology at the University of Texas Medical Branch in Galveston. He also completed a one-year fellowship in computed tomography and breast cancer detection at the University of Texas Galveston Branch and a second fellowship in Radiological Pathology at the famed Armed Forces Institute of Pathology, Washington, D.C. He is board certified in radiology and anti-aging.

Chris McGuinn has served as our Vice President and Chief Operating Officer since February 2006. From February 2004 to present, McGuinn was an independent strategy and management consultant. During this time he also functioned as the CFO of CB Technologies, Inc., a software development company. From 2000 to 2004, McGuinn served as a management consultant with Accenture, formerly Andersen Consulting. His education includes Bachelor’s degrees in History and Religious Studies and an MBA from Arizona State University.

Steven M. Rivers has served as our Chief Financial Officer since July 3, 2006. Prior to joining Medistem, Mr. Rivers was co-founder of Rivers & Moorehead PLLC, an internal controls, accounting and financial reporting consulting firm he co-founded in 2004. From 2000 to 2004, Mr. Rivers worked for ON Semiconductor Corporation in various positions including Controller. He is a licensed Certified Public Accountant in Arizona and received a Bachelor’s degree with Distinction in Accounting from Indiana University.

John Peterson has served as a Director since October 2005. Mr. Peterson has been involved in the financial markets for most of his professional career. He has worked with Dow Jones & Co., Inc., as a national correspondent and then as the author of Dow Jones’ Investing for Pleasure and Profit. He has held management positions with NYSE, AMEX and NASDAQ companies, including L.F. Rothschild Unterberg Towbin, Gilford Securities, Inc. and GFP Communications, Inc. Peterson has been involved in the founding, financing and management of small cap companies involved in insurance marketing, insurance brokerage, toxic remediation, chemical processing, healthcare and securities analysis. Peterson was also a lecturer for three years at the University of Kansas School of Journalism, from which he graduated with Distinction.

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SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of November 17, 2006, concerning the beneficial ownership of shares of our common stock by (i) each person known by us to beneficially own more than 5% of our common Stock; (ii) each Director; (iii) our Chief Executive Officer; and (iv) all of our directors and executive officers as a group. To our knowledge, all persons listed in the table have sole voting and investment power with respect to their shares of common stock, except to the extent that authority is shared with their respective spouse under applicable law.

	Amount and Nature of Beneficially Ownership(1)
Name and Address of Beneficial Owner(2)	Shares	Options/Warrants	Percent(1)

Neil H. Riordan	102,223,602	--	78.22%
Chris McGuinn(3)	360,000	750,000.84%
Steven M. Rivers	--	--	--
John Peterson(4)	--	750,000.57%
Roger M. Nocera(5)	--	1,500,000	1.13%
All directors and officers as a group		3,000,000	78.98%

___________

(1)

A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the date set forth above through the exercise of any option, warrant or right. Shares of common stock subject to options, warrants or rights that are currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage of the person holding such options, warrants or rights, but are not deemed outstanding for computing the percentage of any other person. The amounts and percentages are based upon 130,680,693 shares of common stock outstanding as of November 17, 2006.

(2)	The address of each of the beneficial owners is c/o Medistem Laboratories, Inc., 2027 East Cedar Street, Suite 102, Tempe, Arizona 85281.
(3)	Reflects shares of common stock subject to options which are exercisable within 60 days of November 17, 2006.
(4)	Reflects shares of common stock subject to options which are exercisable within 60 days of November 17, 2006.
(5)	Reflects shares of common stock subject to options which are exercisable within 60 days of November 17, 2006.

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DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 300,000,000 shares of common stock, $0.0001 par value. The holders of common stock (i) have equal rights to dividends from funds legally available therefore, ratably when as and if declared by our Board of Directors; (ii) are entitled to share ratably in all assets of the Company available for distribution to holders of common stock upon liquidation, dissolution, or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto; (iv) are entitled to one non-cumulative vote per share of common stock, on all matters which stockholders may vote on at all meetings of stockholders; and (v) the holders of common stock have no conversion, preemptive or other subscription rights.

There is no cumulative voting for the election of directors. As of the date of this prospectus, there are 130,680,693 shares of common stock outstanding held by approximately 64 stockholders of record.

We are registering 2,957,091 shares of common stock issued in private placements during 2005 and 2006.

Registration Rights Agreements

Pursuant to Securities Purchase Agreements and Registration Rights Agreements with the selling stockholders, we are registering as part of this registration statement 46,285,722 shares of common stock, which equals 150% shares of common stock underlying the preferred stock, Class A Common Stock purchase warrants, Class B Common Stock purchase warrants, and Unit Purchase warrants sold in the offering. 30,857,148 of the shares may be resold by the selling stockholders listed in this prospectus, which represent shares of common stock issuable to the selling stockholders upon the conversion of preferred stock and the exercise of warrants as described below.

In the event we fail to file a registration statement within 60 days of the date of the Securities Purchase Agreements or fail to meet specified deadlines with respect to causing this registration statement to be declared effective, we must pay partial liquidated damages until such matters are remedied according to the terms of the agreement. Such liquidated damages are payable in cash equal to 1.5% of the aggregate amount of capital paid by each purchaser for the first month and either cash or stock equal to 1.5% per month thereafter, up to a maximum of 18% of aggregate liquidated damages. Interest is assessed on unpaid liquidated damages of 18% per annum.

We did not file a registration statement with respect to these securities within the prescribed 60 day period and, therefore, we are in violation of the agreement. However, for 1.4 million of the 1.8 million preferred shares outstanding, we have received a waiver of liquidated damages that would otherwise have been incurred under this agreement through September 15th, 2006.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement estimated to be $60,869 in total, including, without limitation, Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling stockholders will pay all underwriting discounts and selling commissions, if any. In connection with sales made pursuant to this prospectus, we will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the related registration rights agreement or the selling stockholders will be entitled to contribution. We will be indemnified by the selling stockholders against liabilities, including some liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders for use in this prospectus, in accordance with the related registration rights agreement or we will be entitled to contribution.

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Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

Pursuant to a separate Registration Rights Agreement with Trilogy Capital Partners, Inc., we are registering 3,400,000 shares of common stock issuable upon exercise of warrants with a per share exercise price of $0.25. The warrants are fully vested and have a term expiring on November 9, 2008.

Series A Convertible Preferred Stock

Pursuant to this prospectus we are registering 5,142,858 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock.

We are authorized to issue 200,000,000 shares of Series A Convertible Preferred Stock. The holders of preferred stock (i) will not receive dividends; (ii) shall have voting rights on an as converted basis; (iii) are entitled to receive assets or capital surplus of the Company equal to the stated value of their shares of preferred stock upon liquidation, dissolution, or winding up of the affairs of the Company, before any distribution is made to junior security holders; and (iv) have conversion rights as described below.

Each preferred share may be converted into a common share. The conversion price will be $0.35, which is subject to adjustment in the event: (1) that a stock dividend is paid, (2) of a stock split or reverse stock split, or (3) that shares are issued by reclassification of common stock. No holder of preferred shares will be allowed to convert their shares if the common shares they will receive will bring the total shares that they beneficially own or control over 9.99% of all of the outstanding common stock.

Common Stock Warrants

Pursuant to this prospectus, we are also registering 5,142,858 shares of common stock issuable upon exercise of Class A Common Stock purchase warrants with an exercise price of $0.50 per share and 5,142,858 shares of common stock issuable upon exercise of Class B Common Stock purchase warrants with an exercise price of $0.75 per share. The warrants are fully vested and have a term of five years.

The warrants provide for anti-dilution adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other changes in our corporate structure.

In addition to the shares of common stock issuable upon exercise of warrants described above, we are also registering shares of common stock issuable upon exercise of outstanding with an exercise price of $0.25. The warrants are fully vested and have a term of five years.

Unit Warrants

Additionally we are registering 15,428,574 shares of common stock issuable upon (a) the exercise of warrants to purchase 5,142,858 Units (each Unit comprised of one Series A Convertible Preferred Stock, on Class A Common Stock Purchase Warrant, and on Class B Common Stock Purchase Warrant) with an exercise price of $0.35 per Unit and (b) the exercise of the Series A Convertible Preferred Stock and the conversion of the Class A Common Stock Purchase Warrants and Class B Common Stock Purchase Warrants contained in each Unit.

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DISCLOSURE OF COMMISSION POSITION OF

INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the small business issuer according to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On October 12, 2005, we entered into a Contribution Agreement with Neil Riordan, Ph.D., whereby Mr. Riordan transferred all of his rights, title and interest to certain intellectual property in exchange for 100,223,602 shares of our common stock. The agreement provides us with proprietary, licensing, patent, marketing and other intellectual property rights related to the intellectual property. In connection with this transaction, Mr. Riordan assumed the role of our Chairman and Chief Executive Officer.

On February 23, 2006, we entered into a License Agreement with Institute for Cellular Medicine, a Costa Rica corporation (“ICM”), where ICM received an exclusive license for the development and commercialization within Costa Rica of any new and useful process involving infusion quality umbilical cord stem cells for use in the therapeutic treatment of various medical conditions in humans. This agreement was subsequently amended on November 10, 2006 to clarify certain provisions with respect to the computation of royalties. We retain the right to manufacture and supply post-natal and adult stem cells for Institute for Cellular Medicine.

In exchange for the rights granted under the License Agreement, we will receive (a) 85% of the pretax income resulting from Institute for Cellular Medicine’s sale of any product derived from or involving infusion quality adult stem cells, and (b) 15% of the pretax income derived from non-stem cell based related activities. In addition, we will retain the rights to any new or useful process, manufacture, compound or composition of matter developed by Institute for Cellular Medicine relating to infusion quality umbilical cord stem cells. The License Agreement terminates five years from the date of the agreement.

Our Chairman, Chief Executive Officer and President, Mr. Neil Riordan, is the majority stockholder of ICM. Accordingly, he has the ability to control ICM and any benefits under the License Agreement inuring to ICM will indirectly benefit Mr. Riordan as its sole stockholder. We note, however, that decisions with respect to the License Agreement and our dealings with ICM are subject to the approval by a majority of our disinterested directors.

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BUSINESS

GENERAL

Medistem Laboratories, Inc, together with its consolidated subsidiary, is a development stage company focused on licensing of intellectual property related to the clinical application of adult stem cells as well as the administration of adult stem cells on a fee-for-services basis. We use our acquired and developed intellectual property in the application of non-controversial adult stem cells in certain medical treatments. We currently have one licensee utilizing our proprietary technology. Our licensee uses adult stem cells derived from muscle, bone marrow or fat of the patient being treated and adult stem cells generated from full term, healthy placentas and umbilical cords, all of which are deemed to be non-controversial sources of stem cells. Our corporate mission does not include the use of, nor research with respect to, embryonic or fetal stem cells, both of which we believe are contentious and fraught with ethical and moral concerns. Initially, our treatments use stem cells to treat diseases such as cerebral palsy, stroke, cardiovascular disease, and orthopedic diseases. In addition to engaging in clinical trials and fee-for-service treatments, we plan on acquiring further intellectual properties related to adult stem cells via acquisition and discoveries from ongoing clinical investigations, although we do not have any agreements to do so as of the date of this report.

Our management has years of experience in the medical service industry, including successful operational experience in the off-shore fee-for-service medical clinic industry. Our founder, Neil Riordan, Ph.D., founded and operated the Aidan Clinic in Tempe Arizona, a successful fee-for-service medical clinic for cancer patients. He also performed clinical trials in Costa Rica, and owns and operates a successful cell biology cancer clinic in the Bahamas.

Management also has experience in the expansion of stem cells from different sources, particularly from umbilical cord blood. We own proprietary trade secrets, intellectual property, a patent pending on stem cell expansion technology and a patent pending on the use of stem cells and stem cell products in the treatment of cancer that will be the bases for the medical treatments with adult stem cells.

PRODUCTS AND SERVICES

A stem cell is a self-renewing, unspecialized cell that can differentiate into many or possibly all of the more than 200 types of specialized cells in the body. Following decades of research with animal stem cells, the first human stem cell was isolated from an embryo in 1998.

Stem cells are found in embryos, fetuses, umbilical cords, placentas and adults. Adult stem cells derived from the umbilical cord and placenta are referred to as umbilical cord stem cells (“USCs”). Stem cells derived from muscle tissue, fat tissue or bone marrow, as harvested from either an adult or a child, also fall under the category of “adult stem cells.”

The last two years have witnessed intense debates about stem cells, primarily centered on the ethical issues of deriving stem cells from embryonic tissue. As research yields more information, we believe that research will support the notion that adult stem cell treatments will be as useful as stem cell treatments derived from fetal or embryonic tissues.

Our business is limited to the use of adult stem cells. Some medical experts view adult stem cell research as the new frontier in medicine, a breakthrough that could save millions of lives. The potential for adult stem cells to replace or restore tissue is growing with each new report from laboratories around the world.

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GROWTH STRATEGY

Our growth strategy is concentrated on licensing our technology, intellectual property, and know-how to offshore entities. Any further intellectual property or technology generated by the offshore entities will be our sole property and we will then license or sell the intellectual property. We signed our first licensing agreement with the Institute for Cellular Medicine in San Jose, Costa Rica, an entity with a majority ownership by our CEO. We will seek to replicate this revenue model in other strategic global markets periodically as business conditions permit. The license agreement entered into with the ICM provides that ICM will make commercially reasonable efforts to research, develop, and commercialize proprietary cell-based therapeutics. In exchange for the rights granted under the License Agreement, we will receive (a) 85% of the pretax income resulting from ICM’s sale of any product derived from or involving infusion quality adult stem cells, and (b) 15% of the pretax income derived from non-stem cell based related activities. In addition, we will retain the rights to any new or useful process, manufacture, compound or composition of matter developed by ICM relating to infusion quality umbilical cord stem cells. Future growth strategies that could be employed by licensees include providing cultured adult stem cells for basic and pharmaceutical researcher purposes.

MARKET OPPORTUNITY

The future market for stem cell research and treatment is believed to be quite large. A report by Research and Markets predicts that the international cell therapy market will be worth $56.2 billion in 2010 and $96.3 billion in 2015. The largest expansion will be in diseases of the central nervous system and cancer.

MANUFACTURING AND SOURCES OF SUPPLY

Our primary business is the clinical application of adult stem cell treatments on a fee-for-service basis. As such, we will require an adequate supply of USCs to conduct our operations. We obtain USC’s from local sources in Costa Rica and are continually evaluating additional sources of USCs, which may include the acquisition of placenta and/or umbilical cord banks or third-party sourcing arrangements.

We also require adequate experienced medical field professionals and technicians in Costa Rica and other offshore clinics to be able to conduct our operations. We have hired such individuals and commenced revenue generating operations in Costa Rica in July 2006.

PRODUCT DEVELOPMENT

ICM commenced revenue generating activities in July 2006 after all necessary license approvals were obtained. We continually conduct research and development activities and clinical trials to develop and enhance our intellectual property and treatment options.

We maintain a medical advisory board to advise us on medical matters surrounding the development of new intellectual property and the application and use of our proprietary technology by our licensees. Additionally, ICM maintains both a medical advisory board and an ethical advisory board to monitor protocols and activities that take place at the Costa Rican facility. All three boards are comprised of knowledgeable professionals.

PROPRIETARY RIGHTS

We hold international rights to a patent-pending method of expansion of umbilical cord stem cells. The method requires the use of no animal products which have been linked to rejection reactions to

25

stem cells. Assignment of priority rights in the invention are protected by a United States Patent-Pending and subsequent international filings. The Company and its scientific staff hold proprietary trade secrets and technical knowledge related to umbilical cord, placental and other adult stem cells. Our technology will be a basis for our medical treatments with umbilical cord stem cells. This proprietary procedure points to the valuable advantage of being an early investigator into stem cell treatments, and we believe additional, significant discoveries will lead to other intellectual property additions in such areas as neurology, anti-aging and certain carcinomas. We also hold international rights to a patent-pending method on the use of stem cells and stem cell products in the treatment of cancer, as well as other pending patents stem cell therapies for cardiac valvular dysfunction and erectile dysfunction. Assignment of priority rights in the invention are protected by a United States patent-pending and subsequent international filings. We intend to procure additional intellectual properties including methodologies for expansion of different stem cell types and on method patents for the treatment of certain diseases using stem cells. We also believe we will produce additional, significant intellectual property additions via conducting clinical and basic research at ICM’s facility.

The validity and breadth of claims in medical technology patents involve complex legal and factual questions and, therefore, may be highly uncertain. No assurance can be given that any patents based on pending patent applications or any future patent applications by us will be issued, that the scope of any patent protection will exclude competitors or provide competitive advantages to us, that any of the patents that have been or may be issued to us will be held valid if subsequently challenged or that others will not claim rights in or ownership of the patents and other proprietary rights held or licensed by us. Furthermore, there can be no assurance that others have not developed or will not develop similar products, duplicate any of our products or design around any patents that have been or may be issued to us. Since patent applications in the U.S. are maintained in secrecy until shortly before a patent’s issuance, we also cannot be certain that others did not first file applications for inventions covered by our pending patent applications, nor can we be certain that we will not infringe any patents that may be issued to others on such applications.

COMPETITION

The biotechnology industries are characterized by rapidly evolving technology and intense competition. Our competitors include startup, development-stage, and major commercial companies offering services, techniques, treatments and services for producing, processing and marketing stem cell derived therapies from all classes of adult stem cells. Some of these companies, such as Genzyme, are well-established and possess technical, research and development, financial, and sales and marketing resources significantly greater than ours. In addition, many smaller biotech companies have formed strategic collaborations, partnerships and other types of joint ventures with larger, well established industry competitors that afford these companies potential research and development and commercialization advantages in product areas currently being pursued by us. Academic institutions and other public and private research organizations are also conducting and financing research activities which may produce products and processes directly competitive to those being commercialized by us. Moreover, many of these competitors may be able to obtain patent protection, obtain FDA and other regulatory approvals and begin commercial sales of their products prior to us doing so. Competitors include Geron, Thermogenesis, BioHeart, Aastrom Bioscience, Pluristem, Bio-Matrix Scientific Group, ViaCell, MutiCell Technologies, StemCellsInc.com, Institute for Regenerative Medicine, Osiris Therapeutics, Cambrex, Invitrogen, Celgene, Cellerant, Genzyme, Gamida-Cell, Amgen, Theravitae, and the Seoul Cord Blood Bank.

European and Other Regulatory Approval

Whether or not FDA approval has been obtained, approval of a product by comparable regulatory authorities in Europe and other countries will likely be necessary prior to commencement of marketing

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the product in such countries. The regulatory authorities in each country may impose their own requirements and may refuse to grant an approval, or may require additional data before granting it, even though the relevant product has been approved by the FDA or another authority. As with the FDA, the regulatory authorities in the European Union (EU) and other developed countries have lengthy approval processes for pharmaceutical products. The process for gaining approval in particular countries varies, but generally follows a similar sequence to that described for FDA approval. In Europe, the European Committee for Proprietary Medicinal Products provides a mechanism for EU-member states to exchange information on all aspects of product licensing. The EU has established a European agency for the evaluation of medical products, with both a centralized community procedure and a decentralized procedure, the latter being based on the principle of licensing within one member country followed by mutual recognition by the other member countries.

Other Regulations

Although we do not currently conduct any business in the United States, we currently are subject to international laws, regulations and regulations and recommendations, and may in the future be subject to various United States federal, state, local laws, regulations and recommendations, each relating to safe working conditions, laboratory and manufacturing practices and the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with our research work. We cannot accurately predict the extent of government regulation which might result from future legislation or administrative action.

Employees

As of September 30, 2006, Medistem Laboratories employed four (4) individuals and our consolidated affiliate, ICM, employed five (5) individuals. None of our employees are represented by a union or other collective bargaining agreement, and we consider our relations with our employees to be good. We have encountered competition for experienced technical personnel for product development and technical support and expect such competition to continue in the future. Any inability to attract and retain a sufficient number of qualified technical personnel could adversely affect our ability to develop our products in a timely manner.

Property

Our executive offices are furnished by our CEO. As such, there is no annual rental expense for this facility. ICM leases a facility in San Jose, Costa Rica that is the site of their laboratory and clinic. This location consists of approximately 6,000 square feet under a lease that expires in September 2009. The annual rental expense for this facility is approximately $106,800, which we are currently funding. We believe our present facilities are adequate for our current requirements and that additional space will be available as needed in the future.

Legal Proceedings

We are from time to time involved in legal proceedings arising from the normal course of business. As of the date of this report, we were not currently involved in any legal proceedings.

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PLAN OF OPERATION

The following plan of operation discussion and analysis provides information that management believes is relevant to an assessment and understanding of our plans and financial condition. The following selected financial information is derived from our historical financial statements and should be read in conjunction with such financial statements and notes thereto set forth elsewhere herein and the “Forward-Looking Statements” explanation included herein.

Overview

We are a development stage company that is focused on the licensing of intellectual property related to the clinical application of adult stem cells as well as the administration of adult stem cells on a fee-for-services basis. We use our acquired and developed intellectual property in the application of non-controversial adult stem cells in certain medical treatments. We currently have one licensee utilizing our proprietary technology. Our licensee uses adult stem cells derived from muscle, bone marrow or fat of the patient being treated and adult stem cells generated from full term, healthy placentas and umbilical cords, all of which are deemed to be non-controversial sources of stem cells. We generate revenues through our licensee’s administration of adult stem cells on a fee-for-services basis.

Our revenue model relies substantially on the assumption that we will be able to successfully develop sources of adult stem cells and other materials and develop offshore clinics for the administration of these stem cells until we are able to obtain approval for such processes in the United States. To be successful, we must, among other things:

•	Continue to expand our research and development efforts for our products;
•	Provide desirable products to customers at attractive prices;
•	Rapidly respond to technological advancements; and
•	Attract, retain and motivate qualified personnel.

We believe that the continued growth in demand for adult stem-cell products will create markets for the treatment of certain medical conditions such as cerebral palsy, stroke, cardiovascular disease, and orthopedic diseases.

Plan of Operation

On February 23, 2006, we entered into a license agreement with Institute for Cellular Medicine, a Costa Rican corporation that is controlled by our Chief Executive Officer. This agreement was subsequently amended on November 10, 2006 to clarify certain provisions with respect to the computation of royalties. Under the terms of this agreement, which was effective retroactively to October 12, 2005, we granted a license to ICM to use certain of our intellectual property and agreed to fund all necessary operating expenses in exchange for (a) 85% of the pretax income resulting from ICM’s sale of any product derived from or involving infusion quality adult stem cells, and (b) 15% of the pretax income derived from non-stem cell based related activities.

ICM has focused its efforts toward developing the processes and infrastructure necessary to begin operations, including developing sources of umbilical stem cells and other materials, developing its clinic in Costa Rica, and locating and hiring appropriate medical and general and administrative personnel. These development activities have been completed, all necessary licenses have been obtained from government of Costa Rica, and we have commenced revenue-generating activities.

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In addition, we expect to perform significant research and development around adult stem cell research at our international clinics. We have recently filed patent applications surrounding stem cell therapies for cardiac valvular dysfunction and erectile dysfunction and expect to continue to file patent applications surrounding future research. We may also enter into significant acquisitions, joint ventures, or intellectual property licensing programs to rapidly increase our access to the latest technology and innovations surrounding the use of adult stem cells in medical treatments, although we do not currently have any agreements in place as of the date of this filing.

Recent Developments

Opening of Clinic in Costa Rica

In the third quarter of 2006, our consolidated affiliate, ICM, opened a clinic in Costa Rica to treat patients on a fee-for-service basis utilizing our proprietary technology. ICM initially began treating patients for various neurological conditions such as amyotrophic lateral sclerosis (ALS), stroke, multiple sclerosis and cerebral palsy. ICMs treatments are governed by separate medical and ethical advisory boards. The medical advisory board gives guidance to ICM on medical treatments using stem cells. The ethical advisory board reviews and establishes ethical guidance for treatment protocols. As this clinic has just opened for business, it has generated limited revenues. However, we expect revenues to increase significantly in the near future as our referral network increases and as we become more well-known in the medical and scientific community. ICM has also been conducting additional research activities at the clinic and we expect to generate additional intellectual property from this clinical research.

Our CEO relocated to Costa Rica during the quarter ended September 30, 2006 to oversee the clinical operations and laboratory and research activities.

Compensation Matters

In August 2006, we began paying our CEO an annual salary of $120,000. Prior to August 2006, the CEO did not draw a salary. We also paid the CEO other compensation of $14,476 during the three months ended September 30, 2006, consisting of child education payments associated with his relocation to Costa Rica.

Hiring of Chief Financial Officer

Effective July 3, 2006, we hired Steven M. Rivers as our Chief Financial Officer (“CFO”). Under Mr. Rivers’ employment agreement, he will receive an annual base salary of $110,000 and will devote at least 50% of his time to our business and no more than 50% of his time to Rivers & Moorehead, PLLC, an internal controls, accounting and financial reporting consulting firm he co-founded in 2004. He also received an aggregate of 720,000 stock options, of which the first 33% will vest on the first anniversary of the agreement, the second 33% on the second anniversary of the agreement and the remaining 33% will vest on the third anniversary of the agreement. The exercise price for the options was determined by the closing market price of the common stock on the date of grant. In connection with the employment agreement, we also entered into an Indemnification Agreement which contains provisions that may require us to, among other things: indemnify Mr. Rivers against liabilities that may arise by reason of his status or service as an officer to the fullest extent permitted under Nevada law and Medistem’s bylaws and certificate of incorporation and advance Mr. Rivers’ expenses incurred as a result of any proceeding against him as to which he could be indemnified.

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Stock Issuances

During the first nine months of fiscal 2006, we continued to raise capital through the issuance of preferred and common stock offerings as follows:

•   In exchange for gross proceeds of $1,800,000 ($1,519,139 net of offering expenses) we issued (i) 5,142,858 shares of Series A Convertible Preferred Stock with a stated value of $0.35; (ii) 5,142,858 Class A Common Stock Purchase Warrants exercisable for common stock for a period of five (5) years from the date of the transaction at a per share exercise price of $0.50; and (iii) 5,142,858 Class B Common Stock Purchase Warrants exercisable for common stock for a period of five (5) years from the date of the transaction at per share exercise price of $0.75. The Company also granted an aggregate of 5,142,858 Unit Purchase Warrants (entitling the holder thereof to purchase for $0.35 one Unit comprised of one Series A Convertible Preferred Stock, one Class A Common Stock Purchase Warrant and one Class B Common Stock Purchase Warrant).

•   We issued an aggregate of 2,087,091 shares of common stock in a private placement in exchange for net proceeds totaling $577,865. All shares were issued between $0.25 and $0.35 per share.

In connection with the issuance of preferred stock and related warrants during the first and second quarters of 2006, we and our investors entered into a registration rights agreement pursuant to which we agreed to prepare and file a “shelf” registration statement with the Securities and Exchange Commission “Commission” covering the resale of the preferred stock and related warrants.

In the event we fail to file a registration statement within 60 days or fail to meet specified deadlines with respect to causing this registration statement to be declared effective, we must pay partial liquidated damages until such matters are remedied according to the terms of the agreement. Such liquidated damages are payable in cash equal to 1.5% of the aggregate amount of capital paid by each purchaser for the first month and either cash or stock equal to 1.5% per month thereafter, up to a maximum of 18% of aggregate liquidated damages. Interest is assessed on unpaid liquidated damages of 18% per annum.

As of September 30, 2006, we had filed a registration statement with respect to these securities but such statement has not been declared effective. Thus, we are in violation of the registration rights agreement. However, for 1.4 million of the 1.8 million preferred shares outstanding at September 30, 2006, we have received a waiver of liquidated damages that would otherwise have been incurred under this agreement through September 15th, 2006. As of September 30, we have accrued $58,377 pertaining to those liquidating damages and interest that were not waived. Such liquidated damages are included in other income (expense) in the accompanying consolidated statement of operations for the three and nine months ended September 30, 2006.

Results of Operations

Comparison of Fiscal 2004 to Fiscal 2005

Revenues. We had no revenues in fiscal 2004 or 2005 since we are a development stage company that had yet to commence operations.

Our operating expenses were $12,154 and $2,896,355 for the years ended December 31, 2004 and 2005, respectively. This increase in operating expenses was due primarily to our change in strategic direction toward operating a fee-for-service based medical business. Included in our operating expenses

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for 2005 was $2,627,423 of stock-based compensation associated with the issuance of 5,000,000 warrants to a third-party consultant in exchange for investor relations services. The remaining operating expenses in 2005 included legal and other startup costs incurred to establish the license agreement between us and ICM and to begin developing the clinic in Costa Rica, as well as $50,346 of research and development related expenses paid to an entity controlled by our CEO.

There was no other income (expense) in the year ended December 31, 2004. Other income (expense) was $4,683 in the year ended December 31, 2005, consisting of $1,623 of interest income on cash deposits and short term investments and other miscellaneous income of $3,060.

Net loss was $12,199 and $2,891,717 for the years ended December 31, 2004 and 2005, respectively, fueled primarily by the increase in operating expenses described above.

Comparison of Three and Nine Months Ended September 30, 2006 to Three and Six Months Ended September 30, 2005

Revenues

	Revenues
	2006	2005	Change
Three Months Ended September 30,	$105,000	$—	$105,000
Nine Months Ended September 30,	$105,000	$—	$105,000

We had limited revenues in the three and nine months ended September 30, 2006 as we are a development stage company that only recently began revenue-generating activities through the operations of our licensee in Costa Rica. We had no revenues in 2005.

Professional Fees

	Professional Fees
	2006	2005	Change
Three Months Ended September 30,	$283,465	$—	$283,465
Nine Months Ended September 30,	$1,340,004	$—	$1,340,004

Professional fees for the three and nine months ended September 30, 2006 include stock based compensation of $211,461 and $978,448, respectively, paid to third-party consultants for medical, laboratory, research and development and investor relations services. Stock-based compensation is based on grant date fair value of awarded options and restricted stock and is recognized on a straight-line basis over the vesting period. The remaining fees include cash payments to attorneys, accountants, laboratory consultants and other third-party service providers for the development of an offshore clinic in Costa Rica and general corporate matters. There were no such activities in 2005.

Stock-Based Compensation – Officers and Directors

	Stock Based Compensation – Officers and Directors
	2006	2005	Change
Three Months Ended September 30,	$179,201	$—	$179,201
Nine Months Ended September 30,	$1,036,495	$—	$1,036,495

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Stock based compensation in the three and nine months ended September 30, 2006 consists of the expensing of stock options issued to officers and directors. Compensation is based on grant date fair value of awarded options and is recognized on a straight-line basis over the vesting period. There were no such grants in 2005.

General and Administrative

	General and Administrative
	2006	2005	Change
Three Months Ended September 30,	$299,503	$714	$298,789
Nine Months Ended September 30,	$721,524	$4,311	$717,213

General and administrative expense in the three and nine months ended September 30, 2006 includes advertising and marketing expenses, and rent, travel and other expenses associated with the development of the Company’s laboratory and clinic in Costa Rica. Specifically, in the third quarter of 2006, we incurred additional rent expense for temporary housing associated with the relocation of our CEO to Costa Rica and expansion of ICM’s laboratory facilities. Also, commensurate with the opening of the clinic, additional salary costs were incurred associated with the establishment of ICM’s medical and ethical advisory boards. We also began paying salaries in the third quarter of 2006 to our newly hired CFO and to its CEO, who previously did not draw a salary. As we were largely dormant in 2005, minimal general and administrative expenses were incurred.

Other Income (Expense)

	Other Income (Expense)
	2006	2005	Change
Three Months Ended September 30,	$(24,975)	$—	$(24,975)
Nine Months Ended September 30,	$(27,852)	$3,060	$(30,912)

Other income (expense) in the three and nine months ended September 30, 2006 includes expense of $40,106 and $58,377, respectively, associated with liquidated damages related to our registration rights agreements previously described, which was partially offset by interest income on cash deposits and short term investments. There was minimal other income in the nine months ended September 30, 2005.

Net Loss

	General and Administrative
	2006	2005	Change
Three Months Ended September 30,	$(682,194)	$(714)	$(681,480)
Nine Months Ended September 30,	$(3,020,925)	$(1,296)	$(3,019,629)

Net losses in the three and nine months ended September 30, 2006 are due largely to the professional fees, stock-based compensation and general and administrative expenses incurred as described above. There were minimal activities in 2005.

Critical Accounting Policies

The accompanying discussion and analysis of our financial condition and results of operations is based upon our audited consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. Note 3 “Summary of Significant Accounting Policies” of the notes to our audited consolidated financial statements included

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elsewhere in this report contain a detailed summary of our significant accounting policies. We utilize the following critical accounting policies in the preparation of our financial statements.

Consolidation. The accompanying consolidated financial statements include our accounts and any entities determined to be variable interest entities for which we are the primary beneficiary. All intercompany accounts and transactions have been eliminated.

We have determined that ICM meets the definition of a variable interest entity (“VIE”) through its existing capitalization and license agreement with us, and that we are the primary beneficiary of this VIE, as both terms are defined in Financial Accounting Standards Board (“FASB”) Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 41” as amended December 2003 (“FIN No. 46”). As required by FIN No. 46, ICM has been consolidated in our consolidated financial statements for all periods presented.

Long-Lived Assets. We evaluate our long-lived assets for impairment whenever changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset. If assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts exceed the fair values of the assets. Assets to be disposed of are reported at the lower of carrying values or fair values, less costs of disposal.

Stock-Based Compensation. We account for stock-based compensation issued to employees and non-employees as required by SFAS No. 123(R) “Share-Based Payments”. Under these provisions, we record expense based on the fair value of the awards utilizing the Black-Scholes-Merton pricing model for options and warrants.

Revenue Recognition. There have been no revenues generated through June 2006. We will recognize revenues from future services as such services are rendered.

Income Taxes. We have adopted the provisions of SFAS No. 109, “Accounting for Income Taxes” which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. As we are in a significant net operating loss position, a valuation allowance has been created for all deferred tax assets.

Liquidity and Capital Resources

During 2005, we incurred $248,556 in operating cash outflows and $195,527 of investing cash outflows, which were financed primarily by proceeds from the sale of common stock. At December 31, 2005, we had cash and short-term investments totaling $430,613, working capital of $419,671, no long-term debt and stockholders’ equity of $593,968.

During the nine months ended September 30, 2006, we incurred $985,831 in operating cash outflows and $316,307 of investing cash outflows, which were financed primarily by proceeds from the sale of equity securities. At September 30, 2006, we had cash and short-term investments totaling $1,221,799, working capital of $970,554, liabilities of $325,572 and stockholders’ equity of $1,681,308.

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Sources and Uses of Cash

We require cash to fund the expenditures necessary to develop our offshore clinic, to build our operating infrastructure, and to pay our medical personnel and management team. We expect that we will incur in excess of $1.5 million of expenditures over the next 12 months.

We believe we have raised sufficient capital to finance our operations until we can conduct profitable revenue-generating activities. However, unforeseen events may negatively impact our ability to conduct profitable revenue-generating activities and we may need to obtain future sources of financing. Such future sources may include cash from equity offerings, exercise of warrants and stock options and proceeds from debt instruments. There can be no assurance that such equity or borrowings will be available or, if available, will be at rates or prices acceptable to us.

Analysis of Cash Flows

Our operating cash outflows were $248,556 during the year ended December 31, 2005. These cash flows consisted of payments for legal, professional and consulting expenses, medical supplies, rent and other expenditures necessary to develop our business infrastructure. Investing cash outflows were $195,527 for the year ended December 31, 2005, consisting of $175,527 of expenditures for medical and laboratory equipment, leasehold improvements and other fixed assets, as well as the purchase of a $20,000 short-term certificate of deposit. Financing cash inflows totaled $854,000 for the year ended December 31, 2005 and consisted of $842,500 of proceeds from equity offerings and $43,000 of contributed capital from our existing stockholders, offset by payments of $31,500 to acquire and retire 59.6 million shares of common stock from the former Chief Executive Officer in connection with the change in control.

Our operating cash outflows were $985,831 during the nine months ended September 30, 2006. These cash flows consisted of payments for legal, professional and consulting expenses, officer salaries, medical supplies, rent and other expenditures necessary to develop our business infrastructure, which were partially offset by cash collections from customers. Investing cash outflows were $316,307 for the nine months ended September 30, 2006, consisting of expenditures for medical and laboratory equipment, leasehold improvements and other fixed assets. Financing cash inflows totaled $2,093,324 for the nine months ended September 30, 2006 and consisted of proceeds (net of offering expenses) from the issuance of 5,087,091 shares of common stock and the issuance of 5,142,858 shares of preferred stock and warrants to purchase up to 10,285,716 shares of common stock (as well as 5,142,858 unit purchase warrants allowing the purchaser to acquire additional shares of preferred and common stock). We had nominal cash flow activity in the nine months September 30, 2005.

Recent Accounting Pronouncements

In July 2006, the FASB issued FASB Interpretation No. 48 “Accounting For Uncertain Tax Positions” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109 “Accounting for Income Taxes”. It prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact of FIN 48 to its financial position and results of operations.

In May 2005, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 154, “Accounting Changes and Error Corrections”. SFAS No. 154 replaces Accounting Principles Board (“APB”) No. 20, “Accounting Changes” and SFAS No. 3,

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“Reporting Accounting Changes in Interim Financial Statements” and establishes retrospective application as the required method for reporting a change in accounting principle. SFAS No. 154 provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. The reporting of a correction of an error by restating previously issued financial statements is also addressed. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We do not anticipate that the adoption of SFAS No. 154 will have a material impact on our financial condition or results of operations.

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123R, “Share-Based Payment”. Under this new standard, companies will no longer be able to account for share-based compensation transactions using the intrinsic method in accordance with APB 25. Instead, companies will be required to account for such transactions using a fair-value method and to recognize the expense over the service period. This new standard also changes the way in which companies account for forfeitures of share-based compensation instruments. SFAS 123R is effective for fiscal years beginning after June 15, 2005 and allows for several alternative transition methods. We do not expect the adoption of SFAS No. 123R to have a material effect on our financial condition or results of operations.

Inflation and Seasonality

We do not believe that our operations are significantly impacted by inflation. Our business is not seasonal in nature.

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MARKET FOR OUR COMMON STOCK AND

RELATED STOCKHOLDER MATTERS

Principal Market and Market Prices

Our common stock is quoted on the over-the-counter market on the OTC Electronic Bulletin Board, under the symbol “MDSM.OB.” Beginning in the fourth quarter of 2005, the National Association of Securities Dealers cleared us for quotation. Prior to this period, there was no public trading market for our securities. The following table sets forth, for the periods indicated, the high and low bid prices of our share of common stock.

	Date	High	Low

2005	Fourth Quarter	$0.80	$0.48

2006	First Quarter	$0.68	$0.43
	Second Quarter	$0.53	$0.18
	Third Quarter	$0.44	$0.19
	Fourth Quarter (through November 17, 2006)	$0.20	$0.11

The volume of trading in our common stock has been limited and the bid prices as reported may not be indicative of the value of our common stock or of the existence of an active trading market. These over-the-counter market quotations may not necessarily represent actual transactions. They reflect inter-dealer prices without retail markup, markdown or commissions.

Holders of Our Stock

As of the date of this prospectus, we had 64 registered holders of common stock and 4 registered holders of preferred stock.

Dividends

We have not declared any common stock dividends and we do not plan to declare any dividends in the foreseeable future.

Our certificate of designation prohibits us from declaring dividends on our preferred stock. There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends on our common stock. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

(1)	We would not be able to pay its debts as they become due in the usual course of business; or
(2)

Our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

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EXECUTIVE COMPENSATION

Compensation of Directors

Our non-employee directors received no cash compensation for serving as members of our board of directors or any committee of our board of directors during the fiscal year ended December 31, 2005.

The following table summarizes all compensation paid to our Chief Executive Officer for each of the fiscal years ended December 31, 2005, 2004 and 2003. We did not have any other executive officers whose total annual salary and bonus exceeded $100,000 for the periods presented.

Summary Compensation Table

		Annual Compensation			Long Term Compensation Awards

Name and Principal Position(1)	Year	Salary($)	Bonus($)	Other Annual Compensation($)	Securities Underlying Options/SARS (#)

Neil H. Riordan(1) Chairman, President and Chief Executive Officer	2005 2004 2003	$0 $0 $0	$0 $0 $0	$0 $0 $0	$0 $0 $0
Christos Loukos(2) Former President and Chief Executive Officer	2005 2004 2003	$0 $0 $0	$0 $0 $0	$0 $0 $0	$0 $0 $0

----------

(1)

Mr. Riordan did not receive a salary from us until August 1, 2006 when our Board agreed to pay him an annual salary of $120,000. Mr. Riordan became our Chairman, President and Chief Executive Officer effective October 12, 2005. Mr. Riordan also received other compensation totaling $14,476 in the third quarter of fiscal 2006.

(2)	Mr. Loukos did not draw a salary during the periods presented. Mr. Loukos resigned from the Board of Directors and as our President and Chief Executive Officer effective October 12, 2005.

There were no individual grants of stock options made to our Chief Executive Officer during the fiscal year ended December 31, 2005.

There were no option exercises by our Chief Executive Officer during the fiscal year ended December 31, 2005.

Employment Agreements

Effective October 1, 2005, we entered into an Employment Agreement with Dr. Roger Nocera, in which Dr. Nocera agreed to serve as our Chief Medical Officer for a term ending December 31, 2009. Dr. Nocera also agreed to serve, if elected, as a member of the Board of Directors.

Under Dr. Nocera’s agreement, he will receive an annual base salary of $150,000 commencing on the date we first achieve total revenue (as defined in the Employment Agreement) in excess of

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$10,000,000. This salary automatically increases prospectively in any fiscal quarter following the achievement of the following total revenue targets:

Total Revenue	Salary
$20 million	$250,000
$30 million	$300,000

Dr. Nocera’s agreement also provides for discretionary bonus payments commensurate with bonuses paid to our other senior executives and a grant of stock options in 2006 to purchase 6,000,000 shares of our common stock, with such options vesting over three years, with the first 25% vesting on the date of grant and the remaining 75% vesting over the following three years. The exercise price for the options was determined by the market price of the common stock on the date of grant.

If Dr. Nocera’s agreement is terminated without Cause (as defined in the agreement), he will be entitled to receive accrued and vesting benefits up to the date of termination and will have 90 days from the date of termination to exercise any vested but unexercised options existing as of the termination date.

Effective July 3, 2006, we hired Steven M. Rivers as our Chief Financial Officer. Under Mr. Rivers’ employment agreement, he will receive an annual base salary of $110,000 and will devote at least 50% of his time to our business and no more than 50% of his time to Rivers & Moorehead, PLLC, an internal controls, accounting and financial reporting consulting firm he co-founded in 2004. Mr. Rivers was granted options to purchase an aggregate of 720,000 shares of our common stock, of which the first 33% will vest on the first anniversary of the agreement, the second 33% on the second anniversary of the agreement and the remaining 33% will vest on the third anniversary of the agreement. The exercise price for the options was determined by the closing market price of the common stock on the date of grant. In connection with the employment agreement, we also entered into an Indemnification Agreement which contains provisions that may require us to, among other things: indemnify Mr. Rivers against liabilities that may arise by reason of his status or service as an officer to the fullest extent permitted under Nevada law and Medistem’s bylaws and certificate of incorporation and advance Mr. Rivers’ expenses incurred as a result of any proceeding against him as to which he could be indemnified.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURES

None.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Squire, Sanders & Dempsey L.L.P.

EXPERTS

The financial statements of Medistem Laboratories, Inc. (SGC Holdings, Inc.) for the period from its inception to December 31, 2005 included in this prospectus and in the registration statement have been audited by Beckstead & Watts, LLP, independent registered public accounting firm, for such periods and to the extent set forth in their report appearing elsewhere herein and in the registration statement which contains an explanatory paragraph regarding our ability to continue as a going concern, and such financial statements are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

38

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission. This prospectus, which forms a part of that registration statement, does not contain all of the information included in the registration statement and the exhibits and schedules thereto as permitted by the rules and regulations of the Securities and Exchange Commission. For further information with respect to us and the securities offered under this prospectus, please refer to the registration statement, including its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, where the contract or other document is an exhibit to the registration statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made.

You may review a copy of the registration statement at the Securities and Exchange Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The registration statement can also be reviewed by accessing the Securities and Exchange Commission’s Internet site at http://www.sec.gov. Upon the completion of this offering, we will be subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file periodic reports, proxy statements or information statements, and other information with the Securities and Exchange Commission. These reports can also be reviewed by accessing the Securities and Exchange Commission’s Internet site.

You should rely only on the information provided in this prospectus, any prospectus supplement or as part of the registration statement of which this prospective is a part, as such registration statement is amended and in effect with the Securities and Exchange Commission. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of those documents.

39

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheet of Medistem Laboratories, Inc. (A Development Stage Company) (the “Company”), as of December 31, 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2005 and 2004, and for the period from December 5, 2001 (Date of Inception) to December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Medistem Laboratories, Inc. (a Development Stage Company) as of December 31, 2005, and the results of its operations and cash flows for the years ended December 31, 2005 and 2004, and for the period December 5, 2001 (Date of Inception) to December 31, 2005, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has had limited operations and have not commenced planned principal operations. This raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BECKSTEAD & WATTS, LLP

Beckstead & Watts, LLP

March 22, 2006

F-2

Medistem Laboratories, Inc.

(a Development Stage Company)

Consolidated Balance Sheets

	December 31,	September 30,
	2005	2006
		(unaudited)
Assets
Cash and equivalents	$410,613	$1,201,799
Restricted cash	—	60,380
Short-term investments	20,000	20,000
Other current assets	—	13,947
Total current assets	430,613	1,296,126
Property and equipment, net	170,731	647,188
Intangible assets	3,566	3,566
Other assets	—	60,000
Total assets	$604,910	$2,006,880

Liabilities and Stockholders' Equity
Accounts payable	$10,942	$232,029
Accrued expenses	—	21,166
Accrued registration rights penalties	—	58,377
Deferred revenue	—	14,000
Total current liabilities	10,942	325,572
Total liabilities	10,942	325,572

Common stock, $0.0001 par value, 300,000,000 shares
authorized, 125,593,602 and 130,680,693 shares issued and outstanding	12,559	13,068
Series A convertible preferred stock, $0.0001 par value,
no stated interest rate, dividend or liquidation preference,
200,000,000 shares authorized, no and 5,142,858 shares issued and outstanding	—	514
Paid-in capital	3,510,430	8,582,276
Deferred compensation	—	(964,603)
Accumulated deficit	(2,929,021)	(5,949,947)
Total stockholders' equity	593,968	1,681,308

Total liabilities and stockholders' equity	$604,910	$2,006,880

See accompanying notes to unaudited consolidated financial statements.

F-3

Medistem Laboratories, Inc.

(a Development Stage Company)

Consolidated Statements of Operations

	Year ended December 31,		Nine Months Ended September 30,		Inception to
	2004	2005	2005	2006	September 30, 2006
			(unaudited)	(unaudited)
Revenues	$—	$—	$—	$105,000	$105,000

Operating expenses:
Professional fees (including stock-based
compensation of $0, 2,627,423, $0
$978,448, and $3,605,871)	10,510	2,732,846	—	1,340,004	4,103,620
Stock-based compensation -
officers and directors	—	—	—	1,036,495	1,037,995
General and administrative	1,644	113,163	4,311	696,524	814,620
General and administrative - related party	—	50,346	—	25,000	75,346

Total operating expenses	12,154	2,896,355	4,311	3,098,023	6,031,581

Operating loss	(12,154)	(2,896,355)	(4,311)	(2,993,023)	(5,926,581)
Other income (expense):
Interest expense	—	—	—	(346)	(346)
Interest income	—	1,623	—	29,871	31,494
Other income	—	3,060	3,060	(57,377)	(54,317)

Total other income (expense)	—	4,683	3,060	(27,852)	(23,169)

Loss before income tax provision	(12,154)	(2,891,672)	(1,251)	(3,020,875)	(5,949,750)
Income tax provision	(45)	(45)	(45)	(50)	(197)
Net loss	$(12,199)	$(2,891,717)	$(1,296)	$(3,020,925)	$(5,949,947)

Net loss per share:
Basic	$(0.00)	$(0.03)	$(0.00)	$(0.02)
Diluted	$(0.00)	$(0.03)	$(0.00)	$(0.02)

Weighted average common shares outstanding:
Basic	81,600,000	91,107,622	81,600,000	129,457,197
Diluted	81,600,000	91,107,622	81,600,000	129,457,197

See accompanying notes to unaudited consolidated financial statements.

F-4

Medistem Laboratories, Inc.

(a Development Stage Company)

Consolidated Statement of Stockholders' Equity

	Common Stock		Preferred Stock		Paid in	Deferred	Accumulated
	Shares	Amount	Shares	Amount	Capital	Compensation	Deficit	Total

Balance at December 31, 2003	81,600,000	$ 8,160	-	$ -	$ 29,840	$ -	$ (25,105)	$ 12,895

Net loss	-	-	-	-	-	-	(12,199)	(12,199)

Balance at December 31, 2004	81,600,000	8,160	-	-	29,840	-	(37,304)	696

Net loss	-	-	-	-	-	-	(2,891,717)	(2,891,717)
Contributed capital	-	-	-	-	43,000	-	-	43,000
Repurchase of common stock	(59,600,000)	(5,960)	-	-	(25,540)	-	-	(31,500)
Issuance of warrants	-	-	-	-	2,627,423	-	-	2,627,423
Issuance of common stock for intellectual property	100,223,602	10,022	-	-	(6,456)	-	-	3,566
Issuance of common stock for cash	3,370,000	337	-	-	842,163	-	-	842,500

Balance at December 31, 2005	125,593,602	12,559	-	-	3,510,430	-	(2,929,021)	593,968

Net loss (unaudited)							(3,020,926)	(3,020,926)
Issuance of preferred stock and warrants (unaudited)			5,142,858	514	1,514,945			1,515,459
Issuance of common stock for cash (unaudited)	2,087,091	209	-		577,656			577,865
Issuance of restricted stock for services (unaudited)	3,000,000	300			1,439,700	(1,325,589)		114,411
Issuance of stock options for services (unaudited)					905,672			905,672
Amortization of deferred compensation (unaudited)						360,986		360,986
Amortization of stock option awards (unaudited)					633,873			633,873

Balance at September 30, 2006 (unaudited)	130,680,693	$ 13,068	5,142,858	$ 514	$ 8,582,276	$ (964,603)	$ (5,949,947)	$ 1,681,308

See accompanying notes to unaudited consolidated financial statements.

F-5

Medistem Laboratories, Inc.

(a Development Stage Company)

Consolidated Statements of Cash Flows

	Year ended December 31,		Nine Months Ended September 30,		Inception to
	2004	2005	2005	2006	September 30, 2006
			(unaudited)	(unaudited)	(unaudited)
Cash flows from operating activities:
Net loss	$(12,199)	$(2,891,717)	$(1,296)	$(3,020,925)	$(5,949,947)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	—	4,796	—	58,260	63,057
Stock-based compensation	—	2,627,423	—	2,014,942	4,643,865
Changes in assets and liabilities:					—
Restricted cash	—	—	—	(60,380)	(60,380)
Other current assets	—	—	—	(13,947)	(13,947)
Other assets	—	—	—	(60,000)	(60,000)
Accounts payable	(36)	10,942	—	2,676	13,618
Accrued expenses	—	—	—	21,166	21,166
Accrued registration rights penalties	—	—	—	58,377	58,377
Deferred revenue	—	—	—	14,000	14,000
Net cash used in operating activities	(12,235)	(248,556)	(1,296)	(985,831)	(1,270,191)

Cash flows from investing activities:
Purchase of short-term investment	—	(20,000)	—	—	(20,000)
Purchases of equipment	—	(175,527)	—	(316,307)	(491,834)
Net cash used in investing activities	—	(195,527)	—	(316,307)	(511,834)

Cash flows from financing activities:
Repurchase of common stock	—	(31,500)	—	—	(31,500)
Receipt of contributed capital	—	43,000	600	—	43,000
Proceeds from sale of preferred stock and warrants	—	—	—	1,515,459	1,515,459
Proceeds from sale of common stock	—	842,500	—	577,865	1,456,865
Net cash provided by financing activities	—	854,000	600	2,093,324	2,983,824

Change in cash and equivalents	(12,235)	409,917	(696)	791,186	1,201,799

Cash and equivalents, beginning of year	12,931	696	696	410,613	—

Cash and equivalents, end of year	$696	$410,613	$—	$1,201,799	$1,201,799

See accompanying notes to unaudited consolidated financial statements.

F-6

Medistem Laboratories, Inc.

Notes to Consolidated Financial Statements

(Information as of September 30, 2006 and for the nine months ended

September 30, 2005 and 2006 is unaudited)

Note 1: Background and Basis of Presentation

The Company was organized December 5, 2001 (Date of Inception) under the laws of the State of Nevada, as SGC Holdings, Inc. The Company has no operations and in accordance with SFAS #7, the Company is considered a development stage company.

As of December 31, 2005, the Company owned 100% of a dormant Nevada corporation. The wholly owned subsidiary was formed on October 27, 2003. Management plans to hold the subsidiary for future use in its planned operations.

On November 4, 2005, SGC Holdings, Inc. (the “Company”) filed with the Secretary of State of Nevada an amendment to its Articles of Incorporation to effect a corporate name change to “Medistem Laboratories, Inc.” and its OTC Bulletin Board trading symbol was changed to “MDSM”.

The company’s primary business is now the licensing of intellectual property related to the clinical application of adult stem cell treatments on a fee-for-service basis.

Note 2: Going Concern and Operations

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As shown in the accompanying financial statements, the Company has incurred a net loss of $5,949,947 for the period from December 5, 2001 (inception) to September 30, 2006, and has limited sales. The future of the Company is dependent upon its ability to obtain financing and upon future profitable operations from the development of its new business opportunities. Management may need to raise additional funds via a combination of equity and/or debt offerings. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that might arise from this uncertainty.

Note 3: Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and any entities determined to be variable interest entities for which the Company is the primary beneficiary. All intercompany accounts and transactions have been eliminated.

F-7

Medistem Laboratories, Inc.

Notes to Consolidated Financial Statements (continued)

(Information as of September 30, 2006 and for the nine months ended

September 30, 2005 and 2006 is unaudited)

On February 23, 2006 into a licensing agreement with Institute for Cellular Medicine (“ICM”), a Costa Rican corporation that is controlled by the Company’s Chief Executive Officer. This agreement was subsequently amended on November 10, 2006 to clarify certain provisions with respect to the computation of royalties. Under the terms of this agreement, which was effective retroactively to October 12, 2005, Medistem has granted a license regarding certain intellectual property and has agreed to fund all necessary operating expenses in exchange for the receipt of 85% of the pretax income generated from the use of the intellectual property. See Note 9.

The Company has determined that ICM meets the definition of a variable interest entity (“VIE”) through its existing capitalization and license agreement with the Company, and that the Company is the primary beneficiary of this VIE, as both terms are defined in Financial Accounting Standards Board (“FASB”) Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 41” as amended December 2003 (“FIN No. 46”). As required by FIN No. 46, ICM has been consolidated in the accompanying consolidated financial statements for all periods presented. ICM was formed for the purpose of developing and operating a medical clinic in Costa Rica. As of December 31, 2005 and for the year then ended, ICM had assets of $83,634, liabilities of $121,000 (consisting of amounts owed to Medistem Laboratories, Inc.), no revenues and expenses of $37,366. As of and for the nine months ended September 30, 2006, ICM had assets of $345,895, liabilities of $667,405 (including $653,405 owed to Medistem Laboratories, Inc.), revenues of $105,000 and expenses of $389,144.

Unaudited Interim Financial Information

The accompanying unaudited financial statements as of September 30, 2006 and for the nine months ended September 30, 2006 and 2005, respectively, have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for audited financial statements. In the opinion of the Company’s management, the interim information includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the interim periods. The footnote disclosures related to the interim financial information included herein are also unaudited.

Fair Value of Financial Instruments

The Company’s financial instruments are cash and equivalents, short-term investments and accounts payable. The recorded values of such instruments approximate their fair values based on their short-term nature.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

F-8

Medistem Laboratories, Inc.

Notes to Consolidated Financial Statements (continued)

(Information as of September 30, 2006 and for the nine months ended

September 30, 2005 and 2006 is unaudited)

Cash and Equivalents

The Company considers all highly liquid investments with maturities from date of purchase of three months or less to be cash equivalents. Cash and equivalents consist of cash on deposit with foreign and domestic banks and, at times, may exceed federally insured limits.

Short-Term Investments

Short term investments consist of a six-month certificate of deposit held in Costa Rica.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the respective assets, generally three to five years. Leasehold improvements and assets recorded under capital leases are amortized on a straight-line basis over the shorter of the assets’ useful lives or lease terms.

Intangible Assets

The Company’s intangible assets consist of pending patents and intellectual property related to the clinical application of adult stem cell treatments on a fee-for-service basis. The Company will begin amortizing these costs when the Company begins generating significant revenue from the use of such intellectual property (i.e. when the Company is no longer a development stage company).

Long-lived Assets

In accordance with FASB Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” which requires that long-lived assets to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

The Company evaluates its long-lived assets for impairment whenever changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset. If assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts exceed the fair values of the assets. Assets to be disposed of are reported at the lower of carrying values or fair values, less costs of disposal.

Revenue Recognition

The Company has limited revenue generating activities through September 30, 2006. The Company recognizes revenues from the operation of offshore medical clinics on a fee-for-service basis when the related services are rendered.

F-9

Medistem Laboratories, Inc.

Notes to Consolidated Financial Statements (continued)

(Information as of September 30, 2006 and for the nine months ended

September 30, 2005 and 2006 is unaudited)

Income Taxes

The Company has adopted the provisions of SFAS No. 109, “Accounting for Income Taxes” which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. As the Company is in a significant net operating loss position, a valuation allowance has been created for all deferred tax assets as of December 31, 2005 and June 30, 2006.

Loss Per Common Share

Loss per common share is computed based on the weighted average number of common shares outstanding during each period. The effects of dilutive securities are not considered in the calculation of net loss per share, as their inclusion would be antidilutive.

Stock- Based Compensation

The Company accounts for stock-based compensation issued to employees and non-employees as required by SFAS No. 123(R) “Accounting for Stock Based Compensation” (“SFAS No. 123(R)”). Under these provisions, the company records expense based on the fair value of the awards utilizing the Black-Scholes-Merton pricing model for options and warrants.

Research and Development

Expenditures for research and development are expensed as incurred. Research and development expense totaled $0 and $50,346 for the years ended December 31, 2004 and 2005, respectively and $0 and $74,176 for the nine months ended September 30, 2005 and 2006, respectively.

Reclassifications

Certain prior period amounts have been reclassified to conform to current presentation.

Recent Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 154, “Accounting Changes and Error Corrections”. SFAS No. 154 replaces Accounting Principles Board (“APB”) No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements” and establishes retrospective application as the required method for reporting a change in accounting principle. SFAS No. 154 provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. The reporting of a correction of an error by restating previously issued financial statements is also addressed. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not anticipate that the adoption of SFAS No. 154 will have a material impact on its financial condition or results of operations.

F-10

Medistem Laboratories, Inc.

Notes to Consolidated Financial Statements (continued)

(Information as of September 30, 2006 and for the nine months ended

September 30, 2005 and 2006 is unaudited)

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123R, “Share-Based Payment”. Under this new standard, companies will no longer be able to account for share-based compensation transactions using the intrinsic method in accordance with APB 25. Instead, companies will be required to account for such transactions using a fair-value method and to recognize the expense over the service period. This new standard also changes the way in which companies account for forfeitures of share-based compensation instruments. SFAS 123R is effective for fiscal years beginning after June 15, 2005 and allows for several alternative transition methods. The Company does not expect the adoption of SFAS No. 123R to have a material effect on its financial condition or results of operations.

In July 2006, the FASB issued FASB Interpretation No. 48 “Accounting For Uncertain Tax Positions” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109 “Accounting for Income Taxes”. It prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact of FIN 48 to its financial position and results of operations.

Note 4: Balance Sheet Information

Property and equipment consisted of the following:

	December 31,	September 30,
	2005	2006

Lab equipment	$108,139	$602,082
Leasehold improvements	43,500	60,583
Furniture and fixtures	4,888	24,668
Office and computer equipment		3,911
Vehicles	19,000	19,000
	$175,527	$710,244
Less: accumulated depreciation	(4,796)	(63,057)
	$170,731	$647,187

Depreciation expense was $0 and $4,796 for the years ended December 31, 2004 and 2005, respectively, and $0 and $58,260 for the nine months ended September 30, 2005 and 2006, respectively.

Note 5: Acquisitions and Business Combinations

On October 12, 2005 the Company entered into a Contribution Agreement with Neil Riordan, whereby Mr. Riordan transferred all rights, title and interest to certain intellectual property in exchange for 100,223,602 shares of the Company’s common stock. The agreement provides the Company with proprietary, licensing, patent, marketing and other intellectual property rights related to the intellectual property. As this transaction was an exchange between entities under common control, the intangible assets were carried forward at their original capitalized costs.

F-11

Medistem Laboratories, Inc.

Notes to Consolidated Financial Statements (continued)

(Information as of September 30, 2006 and for the nine months ended

September 30, 2005 and 2006 is unaudited)

Note 6: Income Taxes

The Company does not provide any current or deferred income tax provision or benefit for any period presented because it has experienced operating losses since inception. The Company has provided a full valuation allowance because of the uncertainty regarding the utilization of the net operating loss carryforwards.

Prior to the change in control, the Company had approximately $37,304 of federal and state net operating losses. However, due to the change in control that occurred in 2005, it is doubtful that these net operating losses will be able to be utilized to offset future taxable income.

Income tax expense does not differ from amounts computed by applying the U.S. Federal income tax rate of 34% except for the valuation allowance.

Note 7: Stockholders’ Equity

On December 30, 2004, the Company amended its articles of incorporation and increased its authorized capital to 100,000,000 shares of $0.0001 par value common stock.

On May 31, 2005, the Company declared a forward stock split, whereby holders of the common stock of the Company received 30 newly issued shares of common stock for each one share held. All stock numbers presented in the financial statements have been retroactively restated to reflect the stock split.

As of August 4, 2005, the Company reduced the par value of its common stock to $0.0001 per share. All stock numbers presented in the financial statements have been retroactively restated to reflect the change in par value.

Holders of common stock are entitled to one vote for each share of stock held. The Company is authorized to issue 300,000,000 shares of its $0.0001 par value common stock.

As discussed in Note 5, on October 12, 2005, the Company issued 100,223,602 shares of common stock in exchange for certain intellectual property. In connection with this transaction, the Company acquired 59,600,000 shares of common stock for $31,500 from the former majority stockholder. All acquired shares have been subsequently retired.

During the fourth quarter of 2005, the Company issued an aggregate of 3,370,000 shares of common stock to various investors in exchange for proceeds of $842,500. All shares were issued at $0.25 per share.

During the fourth quarter of 2005, the Company received cash totaling $43,000 from existing stockholders. No consideration was exchanged. Accordingly, the Company has reflected these amounts as contributed capital in its accompanying consolidated financial statements.

On February 10, 2006, the Company authorized 200,000,000 shares of Series A Convertible Preferred Stock, par value $0.0001 per share, and amended its articles of incorporation accordingly. These shares are convertible into one share of common stock, have no stated interest rate, no dividend preference and liquidation preference of $0.35 per share.

F-12

Medistem Laboratories, Inc.

Notes to Consolidated Financial Statements (continued)

(Information as of September 30, 2006 and for the nine months ended

September 30, 2005 and 2006 is unaudited)

During the quarterly period ended March 31, 2006, the Company completed the following private placements of equity securities:

•       The Company received aggregate proceeds totaling $1,285,000 (net of offering expenses of $215,000) in exchange for: (i) 4,285,715 shares of Series A Convertible Preferred Stock with a stated value of $0.35; (ii) 4,285,715 Class A Common Stock Purchase Warrants exercisable for common stock for a period of five (5) years from the date of the transaction at a per share exercise price of $0.50; and (iii) 4,285,715 Class B Common Stock Purchase Warrants exercisable for common stock for a period of five (5) years from the date of the transaction at per share exercise price of $0.75. The Company also granted an aggregate of 4,285,715 Unit Purchase Warrants (entitling the holder thereof to purchase for $0.35 one Unit comprised of one Series A Convertible Preferred Stock, one Class A Common Stock Purchase Warrant and one Class B Common Stock Purchase Warrant).

The Company granted registration rights for the Series A Convertible Preferred Stock, Class A Common Stock Purchase Warrants and Class B Common Stock Purchase Warrants as described in Note 11. In accordance with the provisions of EITF 00-19 and EITF 05-04, the Company has determined that these securities meet the criteria for classification as stockholders’ equity in the accompanying consolidated balance sheet at June 30, 2006.

•       The Company issued an aggregate of 760,000 shares of common stock in exchange for cash totaling $190,000. All shares were issued at $0.25 per share

On February 1, 2006, the Company issued 3,000,000 restricted shares of common stock as compensation to two employees of ICM. The Company valued these grants, which vest on February 1, 2008, at $1,440,000 based on the fair market value of the Company’s common stock on the date of grant and is recognizing the expense on a straight line basis over the service period.

During the quarterly period ended June 30, 2006, the Company completed the following private placements of equity securities:

•       In exchange for $300,000 the Company issued (i) 857,143 shares of Series A Convertible Preferred Stock with a stated value of $0.35; (ii) 857,143 Class A Common Stock Purchase Warrants exercisable for common stock for a period of five (5) years from the date of the transaction at a per share exercise price of $0.50; and (iii) 857,143 Class B Common Stock Purchase Warrants exercisable for common stock for a period of five (5) years from the date of the transaction at per share exercise price of $0.75. The Company also granted an aggregate of 857,143 Unit Purchase Warrants (entitling the holder thereof to purchase for $0.35 one Unit comprised of one Series A Convertible Preferred Stock, one Class A Common Stock Purchase Warrant and one Class B Common Stock Purchase Warrant). Under an agreement with the purchasers of the Company’s securities during the period ended March 31, 2006, the purchaser during the period ended June 30, 2006, became a party to the prior Securities Purchase Agreement and related documentation. These agreements were previously filed by the Company as exhibits to its quarterly report of Form 10-QSB for the quarter ended March 31, 2006.

F-13

Medistem Laboratories, Inc.

Notes to Consolidated Financial Statements (continued)

(Information as of September 30, 2006 and for the nine months ended

September 30, 2005 and 2006 is unaudited)

The Company granted registration rights for the Series A Convertible Preferred Stock, Class A Common Stock Purchase Warrants and Class B Common Stock Purchase Warrants as described in Note 11. In accordance with the provisions of EITF 00-19 and EITF 05-04, the Company has determined that these securities meet the criteria for classification as stockholders’ equity in the accompanying consolidated balance sheets. The Company also incurred offering costs of $65,461 that have been reflected as a reduction in stockholder’s equity in the accompanying balance sheet.

•       The Company issued an aggregate of 1,327,091 shares of common stock in a private placement in exchange for cash totaling $464,500, of which $50,000 was received in the quarter ended March 31, 2006. All shares were issued at $0.35 per share. In connection with this transaction, the Company incurred offering costs of $60,385 that have been reflected as a reduction in stockholder’s equity in the accompanying balance sheet. During the second quarter of 2006, the Company also paid an additional $16,250 of offering costs related to prior issuances of common stock that have been reflected as a reduction in stockholders’ equity in the accompanying balance sheet.

During the quarterly period ended September 30, 2006, the Company incurred additional offering costs of $4,080 related to the registration of the preferred stock and related warrants. Such costs have been reflected as a reduction in stockholders’ equity in the accompanying balance sheet.

Note 8 – Options and Warrants

Effective April 21, 2005, the Financial Accounting Standards Board (“FASB”) issued SFAS 123(R), which is a revision of SFAS 123. SFAS 123(R) supersedes APB 25 and amends Statement of Accounting Standards No. 95, “Statement of Cash Flows”. Generally, the approach in SFAS 123(R) is similar to the approach described in SFAS 123. However, SFAS123(R) will require all share-based payments to employees, including grants of employee stock options, to be recognized in the Company’s Statement of Operations based on their fair values. Pro forma disclosures will no longer be an alternative. The Company adopted the provisions of SFAS 123(R) in the first quarter of 2006. As the Company had no outstanding stock options to employees at December 31, 2005, the initial adoption of SFAS 123(R) had no impact to the Company.

On February 1, 2006, the Company issued an aggregate of 9,850,000 stock options to various employees, directors and consultants. All options were issued with an exercise price of $0.50, expire in ten years (or earlier in the event of termination) and are subject to the following vesting schedule:

•	1,500,000 vested immediately;
•	3,850,000 vested on May 1, 2006; and
•	1,500,000 vest annually on February 1st, 2007, 2008 and 2009

The aggregate fair value of such stock options totaled $2,093,380 based on the Black-Scholes option pricing model using the following estimates: 4% risk free rate, 43% volatility, and expected lives ranging from 5 to 6.5 years. An aggregate of 7,500,000 shares underlying the stock options granted were Incentive Stock Options as defined by the Internal Revenue Code. The Company is expensing all stock options on a straight line basis over their respective vesting periods.

F-14

Medistem Laboratories, Inc.

Notes to Consolidated Financial Statements (continued)

(Information as of September 30, 2006 and for the nine months ended

September 30, 2005 and 2006 is unaudited)

During the quarter ended September 30, 2006, the Company issued an aggregate of 1,081,000 stock options to various employees and consultants, of which 1,080,000 were issued with an exercise price of $0.40 and 1,000 were issued with an exercise price of $0.28. Such options expire in ten years (or earlier in the event of termination) and are subject to the following vesting schedule:

•	1,000 vest immediately
•	600,000 vest on July 3, 2007; and
•	240,000 vest annually on July 3, 2008 and 2009

A summary of stock option transactions follows:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (In-The-Money) Options

Outstanding at December 31, 2005	—	$—
Grants	10,931,000	$0.49

Outstanding at September 30, 2006	10,931,000	$0.49	9.4	$—

Exercisable at September 30, 2006	5,251,000	$0.50	9.4	$—

The following summarizes the Company’s outstanding options and their respective exercise prices:

Exercise Price	Number of Shares

$0.28	1,000
$0.40	1,080,000
$0.50	9,850,000

On December 8, 2005, the Company issued warrants to purchase 5,000,000 shares of common stock to a third-party in exchange for investor relations services. The warrants, which have an exercise price of $0.25 per share, were recorded at their estimated fair value of $2,627,423 as a charge to professional fees with an offsetting credit to additional paid-in capital. These warrants vested at the date of grant and expire on December 7, 2008. The Company valued the warrants using a Black-Scholes-Merton calculation assuming a 4% risk free rate and 44% volatility.

F-15

Medistem Laboratories, Inc.

Notes to Consolidated Financial Statements (continued)

(Information as of September 30, 2006 and for the nine months ended

September 30, 2005 and 2006 is unaudited)

A summary of warrant activity for 2005 and 2004 is as follows:

	2005		2004
	Number of	Weighted Average	Number of	Weighted Average
	Warrants	Exercise Price	Warrants	Exercise Price
Warrants outstanding at beginning of year	—	$—	—	$—
Granted	5,000,000	0.25	—	—
Expired	—	—	—	—
Exercised	—	—	—	—
Warrants outstanding at end of year	5,000,000	$0.25	—	$—

At December 31, 2005, all 5,000,000 outstanding warrants were exercisable, had an exercise price of $0.25, and had a remaining contractual life of 2.94 years.

In 2006, the Company granted warrants as part of the equity offerings described in Note 7. The following is a summary of warrant activity for the nine months ended September 30, 2006:

	Nine Months Ended September 30, 2006
	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (In-The-Money Warrants)

Outstanding at December 31, 2005	5,000,000	$0.25
Grants	10,285,716	$0.63

Outstanding and exercisable at September 30, 2006	15,285,716	$0.50	3.7	$—

The following summarizes the Company’s outstanding warrants and their respective exercise prices:

Exercise Price	Number of Shares

$0.25	5,000,000
$0.50	5,142,858
$0.75	5,142,858

F-16

Medistem Laboratories, Inc.

Notes to Consolidated Financial Statements (continued)

(Information as of September 30, 2006 and for the nine months ended

September 30, 2005 and 2006 is unaudited)

Note 9: Related Party Transactions

License Agreement

On February 23, 2006, the Company entered into a License Agreement with Institute for Cellular Medicine (“ICM”), a Costa Rica corporation, an entity controlled by the Company’s CEO. This agreement was subsequently amended on November 10, 2006 to clarify certain provisions with respect to the computation of royalties. Under the terms of the agreement, effective retroactively to October 12, 2005, ICM received an exclusive license for the development and commercialization within Costa Rica of any new and useful process involving infusion quality umbilical cord stem cells for use in the therapeutic treatment of various medical conditions in humans. Medistem retains the right to manufacture and supply post-natal and adult stem cells for ICM.

In exchange for the rights granted under the License Agreement, Medistem will receive (a) 85% of the pretax income resulting from Institute for Cellular Medicine’s sale of any product derived from or involving infusion quality adult stem cells, and (b) 15% of the pretax income derived from non-stem cell based related activities. In addition, Medistem will retain the rights to any new or useful process, manufacture, compound or composition of matter developed by Institute for Cellular Medicine relating to infusion quality umbilical cord stem cells. The License Agreement terminates on five years from the date of the agreement.

During 2005, the Company paid $50,346 and $58,317 to entities controlled by the Company’s CEO as reimbursement for research and development expenditures and equipment purchases, respectively. During the six months ended June 30, 2006, the Company paid $25,000 and $0 to entities controlled by the Company’s CEO as reimbursement for research and development expenditures and equipment purchases, respectively.

Note 10: Minority Interest

As indicated in Notes 1 and 9, the Company has entered into a license agreement with ICM that is consolidated as a variable interest entity for which the Company is the primary beneficiary. Under the terms of this agreement, the Company is entitled to a royalty equal to a percentage of ICM’s pretax income. The remaining amount of ICM’s pretax income that the Company is not entitled to is reflected as minority interest in the consolidated financial statements. As ICM has a cumulative pretax loss since inception, the balance of minority interest is $0 at September 30, 2006.

Note 11: Commitments and Contingencies

Litigation

The Company is from time to time involved in legal proceedings arising from the normal course of business. Management believes that the outcome of pending or threatened legal proceedings will not, either individually or in the aggregate, have a material adverse effect on its business, financial position, results of operations, cash flows or liquidity.

F-17

Medistem Laboratories, Inc.

Notes to Consolidated Financial Statements (continued)

(Information as of September 30, 2006 and for the nine months ended

September 30, 2005 and 2006 is unaudited)

Operating Leases

The Company leases office space and temporary housing pursuant to a non-cancelable operating lease agreement. Future minimum lease payments pursuant to the leases as of September 30, 2006 were as follows:

Years ended December 31:
2006	$25,779
2007	103,116
2008	85,930
Thereafter	—
$214,825

Rent expense totaled $0 and $6,300 for the fiscal years ended December 31, 2004 and 2005, respectively, and $0 and $72,351 for the nine months ended September 30, 2005 and 2006, respectively.

Registration Rights

In connection with the issuance of preferred stock and related warrants described in Note 5, the Company and the investors entered into a registration rights agreement pursuant to which the Company agreed to prepare and file a “shelf” registration statement with the Securities and Exchange Commission “Commission” covering the resale of the preferred stock and related warrants.

In the event the Company fails to file a registration statement within 60 days or fails to meet specified deadlines with respect to causing this registration statement to be declared effective, the Company must pay partial liquidated damages until such matters are remedied according to the terms of the agreement. Such liquidated damages are payable in cash equal to 1.5% of the aggregate amount of capital paid by each purchaser for the first month and either cash or stock equal to 1.5% per month thereafter, up to a maximum of 18% of aggregate liquidated damages. Interest is assessed on unpaid liquidated damages of 18% per annum.

As of September 30, 2006, the Company had filed a registration statement but such statement has not been declared effective. Thus, the Company is in violation of the registration rights agreement. However, for 1.4 million of the 1.8 million preferred shares outstanding at September 30, 2006, the Company received a waiver of liquidated damages that would otherwise have been incurred under this agreement through September 15th, 2006. As of September 30, 2006, the Company has accrued $58,377 pertaining to those liquidated damages and interest that were not waived. These liquidated damages are included in other income (expense) in the accompanying consolidated statement of operations for the three and nine months ended September 30, 2006.

F-18

Medistem Laboratories, Inc.

Notes to Consolidated Financial Statements (continued)

(Information as of September 30, 2006 and for the nine months ended

September 30, 2005 and 2006 is unaudited)

Note 12: Risks and Uncertainties

A substantial portion of the Company’s operations are conducted in Costa Rica. The Company’s operations are subject to various political, economic, and other risks and uncertainties inherent in the countries in which the Company operates. Among other risks, the Company’s operations may be subject to the risks of restrictions on transfer of funds; export duties, quotas and embargoes; domestic and international customs and tariffs; changing taxation policies; foreign exchange restrictions; and political conditions and governmental regulations.

Note 13: Supplemental Cash Flow Information

The following table sets forth supplemental cash flow information:

	Year ended December 31,		Nine months ended	Inception to
	2004	2005	September 30, 2006	September 30, 2006

Cash paid for interest	$—	$—	$346	$346
Cash paid for income taxes	$—	$—	$—	$—

Non-cash financing and investing activities:
Stock issued in exchange for intellectual property	$—	$3,566	$—	$3,566
Number of shares issued for intellectual property	—	100,223,602	—	100,223,602
Number of warrants issued for services	—	5,000,000	—	5,000,000
Unpaid purchases of equipment	$—	$—	$218,411	$218,411

Note 14: Segment Information

Although a portion of the Company’s property and equipment is owned by its United States entity, substantially all of the Company’s fixed assets are physically located in Costa Rica.

F-19

MEDISTEM LABORATORIES, INC.

52,642,813 shares of common stock

PROSPECTUS

November [ ], 2006

Dealer Prospectus delivery obligation

----------------------------------------------

Until 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II – INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24. Indemnification of Directors and Officers.

We have included in our articles of incorporation a provision that, to the extent permitted by Nevada law, our directors and officers will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as directors or officers, except for liability:

•	for acts or omissions that involve intentional misconduct by the director or a knowing violation of law by the director;
•	for conduct violating the Nevada Revised Statutes; or
•	for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

This limitation of liability for acts or omissions occurring during a director’s or officer’s term of office will be expanded as allowed by amendments to Nevada and continues after that director or officer has ceased to occupy such position.

Further, we are required to indemnify our directors and advance or reimburse the reasonable expenses incurred by directors in advance of final disposition of any proceeding to the full extent and under all circumstances permitted by applicable law.

Our bylaws provide that we will indemnify our directors, officers, employees and agents against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon him in connection with any proceeding to which he may become involved, by reason of his serving as, being or having been a director, officer, employee or agent of the Corporation. Our Board of Directors will determine the amount of indemnity to which any officer or director or employee may be entitled to receive, except that in any case where there is no disinterested majority of the Board of Directors available, the amount will be determined by arbitration.

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth our estimated costs and expenses in connection with the offering other tha n commissions and discounts, if any.

SEC Registration Fee	$869

Legal Fees and Expenses	30,000

Accounting Fees and Expenses	20,000

Miscellaneous	10,000

Total	$60,869

Item 26. Recent Sales of Unregistered Securities.

None

Item 27. Exhibits

The following exhibits are included as part of this Form SB-2.

Exhibit Index

Exhibit Number	Description	Method of Filing
3.1	Articles of Incorporation	A
3.1.1	Certificate of Amendment to the Registrant’s Articles of Incorporation, filed December 30, 2004	B
3.1.2	Amendment to the Registrant’s Articles of Incorporation, filed June 1, 2005	C
3.1.3	Certificate of Amendment to Articles of Incorporation, filed August 4, 2005	C
3.1.4	Certificate of Amendment to Articles of Incorporation, filed November 4, 2005	C
3.2	Bylaws	A
3.3	Certificate of Designations governing the Registrant’s Series A Convertible Preferred Stock, filed with the Secretary of State of the State of Nevada on February 13, 2006	D
5	Opinion of Squire, Sanders & Dempsey L.L.P.	*
10.1	Employment Agreement, dated effective as of October 1, 2005, between the registrant and Roger M. Nocera	D
10.2	Securities Purchase Agreement, dated as of February 28, 2006, by and among the registrant, the purchasers signatory thereto and Sichenzia Ross Friedman Ference LLP	D
10.3	Registrations Rights Agreement, dated as of February 28, 2006, by and among the registrant and the purchasers signatory thereto	D
10.4	Form of Unit Purchase Warrant issued by the registrant to the purchasers pursuant to the Securities Purchase Agreement referenced as Exhibit 10.2 in this Exhibit Index	D
10.5	Form of A Warrant issued to the purchasers pursuant to the Securities Purchase Agreement referenced as Exhibit 10.2 in this Exhibit Index	D
10.6	Form of B Warrant issued to the purchasers pursuant to the Securities Purchase Agreement referenced as Exhibit 10.2 in this Exhibit Index	D
10.7	Limited Standstill Agreement, dated as of February 28, 2006, among the registrant and each of the Company’s directors and executive officers	D
10.8	Medistem Laboratories, Inc. 2005 Officer and Director Equity Ownership Plan, dated effective as of October 1, 2005	D
10.9	Employment Agreement, dated effective as of July 3, 2006, between the registrant and Steven M. Rivers	E
10.10	Indemnification Agreement, dated effective as of July 3, 2006, between the registrant and Steven M. Rivers	E
21	List of subsidiaries of the registrant	*
23.1	Consent of Beckstead & Watts, LLP	*

Exhibit Number	Description	Method of Filing
23.2	Consent of Squire, Sanders & Dempsey L.L.P.	included in Exhibit 5
24	Powers of Attorney	included in Signature Page

_____________________________________

*	Filed with the initial filing of this Form SB-2 Registration Statement.
A	Incorporated by reference to the Company’s Form SB-2 previously filed with the SEC on September 27, 2002, and subsequent amendments thereto.
B	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2005.
C	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2005.
D	Incorporated by reference to the Company’s Annual Report of Form 10-KSB for the fiscal year ended December 31, 2005.
E	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2006.

Item 28. Undertakings.

1.            The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)           To in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing,, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)           Include any additional or changed material information on the plan of distribution.

2.            The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.            The undersigned registrant hereby undertakes to file a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on November 22, 2006.

MEDISTEM LABORATORIES, INC.

By:	/s/ Neil H. Riordan, Ph.D.

Neil H. Riordan, Ph.D.

President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, as amended, this Amendment to Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Neil H. Riordan, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	November 22, 2006
Neil H. Riordan, Ph.D.

/s/ Steven M. Rivers	Chief Financial Officer (Principal Accounting Officer)	November 22, 2006
Steven M. Rivers

/s/ *	Executive Vice President, Director and Chief Medical Officer	November 22, 2006
Roger M. Nocera

/s/ *	Director	November 22, 2006
John Peterson

By: /s/ Steven M. Rivers
Steven M. Rivers Attorney-in-Fact

Exhibit Index

Exhibit Number	Description	Method of Filing
3.1	Articles of Incorporation	A
3.1.1	Certificate of Amendment to the Registrant’s Articles of Incorporation, filed December 30, 2004	B
3.1.2	Amendment to the Registrant’s Articles of Incorporation, filed June 1, 2005	C
3.1.3	Certificate of Amendment to Articles of Incorporation, filed August 4, 2005	C
3.1.4	Certificate of Amendment to Articles of Incorporation, filed November 4, 2005	C
3.2	Bylaws	A
3.3	Certificate of Designations governing the Registrant’s Series A Convertible Preferred Stock, filed with the Secretary of State of the State of Nevada on February 13, 2006	D
5	Opinion of Squire, Sanders & Dempsey L.L.P.	*
10.1	Employment Agreement, dated effective as of October 1, 2005, between the registrant and Roger M. Nocera	D
10.2	Securities Purchase Agreement, dated as of February 28, 2006, by and among the registrant, the purchasers signatory thereto and Sichenzia Ross Friedman Ference LLP	D
10.3	Registrations Rights Agreement, dated as of February 28, 2006, by and among the registrant and the purchasers signatory thereto	D
10.4	Form of Unit Purchase Warrant issued by the registrant to the purchasers pursuant to the Securities Purchase Agreement referenced as Exhibit 10.2 in this Exhibit Index	D
10.5	Form of A Warrant issued to the purchasers pursuant to the Securities Purchase Agreement referenced as Exhibit 10.2 in this Exhibit Index	D
10.6	Form of B Warrant issued to the purchasers pursuant to the Securities Purchase Agreement referenced as Exhibit 10.2 in this Exhibit Index	D
10.7	Limited Standstill Agreement, dated as of February 28, 2006, among the registrant and each of the Company’s directors and executive officers	D
10.8	Medistem Laboratories, Inc. 2005 Officer and Director Equity Ownership Plan, dated effective as of October 1, 2005	D
10.9	Employment Agreement, dated effective as of July 3, 2006, between the registrant and Steven M. Rivers	E
10.10	Indemnification Agreement, dated effective as of July 3, 2006, between the registrant and Steven M. Rivers	E
21	List of subsidiaries of the registrant	*
23.1	Consent of Beckstead & Watts, LLP	*
23.2	Consent of Squire, Sanders & Dempsey L.L.P.	included in Exhibit 5
24	Powers of Attorney	included in Signature Page

_____________________________________

*	Filed with the initial filing of this Form SB-2 Registration Statement.

A	Incorporated by reference to the Company’s Form SB-2 previously filed with the SEC on September 27, 2002, and subsequent amendments thereto.
B	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2005.
C	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2005.
D	Incorporated by reference to the Company’s Annual Report of Form 10-KSB for the fiscal year ended December 31, 2005.
E	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2006.